UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.)

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ALLETE, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALLETE, Inc. 30 West Superior Street Duluth, Minnesota 55802

NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS OF ALLETE, INC. ___________________________________________________________________________

Date and Time:	Tuesday, May 14, 2024 10:30 a.m. Central Daylight Time
Location:	Virtual Annual Meeting Site: www.virtualshareholdermeeting.com/ALE2024 The Annual Meeting will be held as a virtual-only webcast.
Business Items:	1. To elect a Board of Directors to serve for the ensuing year;
2. To hold an advisory vote to approve ALLETE's executive compensation;
3. To ratify the selection of PricewaterhouseCoopers LLP as ALLETE's independent registered public accounting firm for 2024; and
4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
Who Can Vote:	Shareholders of record at the close of business on March 15, 2024
Proxy Voting:	Your vote is important. We encourage you to vote your shares in advance, even if you plan to attend the Annual Meeting. You can vote by proxy as a shareholder of record:
1. By visiting www.proxyvote.com on the Internet;
2. By calling, toll-free within the U.S. (800) 579-1639; or
3. By signing and returning your proxy card if you received a paper copy of the proxy materials.
If you hold shares through a broker, bank, or other nominee, you may vote by submitting your voting instructions to your broker, bank, or other nominee.
At the direction of the Board of Directors,

/s/ Margaret A. Thickens
Margaret A. Thickens
Vice President, Chief Legal Officer, and Corporate Secretary

March 28, 2024
Duluth, Minnesota

TABLE OF CONTENTS
________________________________________________________________
i

Forward-Looking Statements
Statements in this Proxy Statement that are not statements of historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there can be no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, risks, beliefs, plans, objectives, assumptions, events, uncertainties, financial performance, or growth strategies. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, we are providing this cautionary statement to disclose that there are important factors that could cause actual results to differ materially from those anticipated. Reference is made to our
Form 10-K for the year ended December 31, 2023 for a list of such factors.
ii

DEFINITIONS ________________________________________________________________
The following abbreviations or acronyms are used in this Proxy Statement. References to "we," "us," and "our" are to ALLETE, Inc.

Abbreviation or Acronym	Term
ACE	ALLETE Clean Energy, Inc.
AIP	ALLETE Executive Annual Incentive Plan
ALLETE, or Company	ALLETE, Inc.
Annual Meeting	Annual Meeting of Shareholders of ALLETE, Inc.
ASC	Financial Accounting Standards Board Accounting Standards Codification
Audit Committee	Audit Committee of the Board
Board, or Directors	ALLETE's Board of Directors
CAGR	Compound Annual Growth Rate
CD&A	Compensation Discussion and Analysis Section of this Proxy Statement
CEO	ALLETE's Chief Executive Officer
CFO	ALLETE's Chief Financial Officer
CG Committee	Corporate Governance and Nominating Committee of the Board
CIC Severance Plan	ALLETE and Affiliated Companies Change in Control Severance Plan
Common Stock	ALLETE Common Stock
Compensation Recovery Policy	ALLETE and Affiliated Companies Compensation Recovery Policy
DE&I	Diversity, Equity, and Inclusion
Deferral Plan I	ALLETE Non-Employee Director Compensation Deferral Plan I
Deferral Plan II	ALLETE Non-Employee Director Compensation Deferral Plan II
Deferral Plans	Deferral Plan I and Deferral Plan II, collectively
ECHC Committee	Executive Compensation and Human Capital Committee of the Board
EEI	Edison Electric Institute
EPS	Diluted Earnings Per Share
ERM	Enterprise Risk Management
ESG	Environmental, Social, and Governance
Exchange Act	Securities Exchange Act of 1934, as amended
LTIP	ALLETE Executive Long-Term Incentive Compensation Plan
NEO	Named Executive Officer
New Energy	New Energy Equity LLC
NYSE	New York Stock Exchange
Pearl Meyer	Pearl Meyer & Partners, LLC
PricewaterhouseCoopers	PricewaterhouseCoopers LLP
PSA	Performance Share Award
RSOP	ALLETE and Affiliated Companies Retirement Savings and Stock Ownership Plan
RSU	Restricted Stock Unit
SEC	Securities and Exchange Commission
SERP	SERP I and SERP II, collectively
SERP I	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan I
SERP II	ALLETE and Affiliated Companies Supplemental Executive Retirement Plan II
Tax Code	Internal Revenue Code of 1986, as amended
TSR	Total Shareholder Return
iii

ALLETE, Inc.
30 West Superior Street
Duluth, Minnesota 55802

PROXY STATEMENT
________________________________________________________________

This Proxy Statement is furnished in connection with the solicitation by the Board of proxies to be voted at our 2024 Annual Meeting to be held as a virtual-only webcast on Tuesday, May 14, 2024, at
10:30 a.m. Central Daylight Time, or at any postponement or adjournment of the Annual Meeting.
The virtual Annual Meeting Site is www.virtualshareholdermeeting.com/ALE2024.

On or about March 28, 2024, we first mailed or otherwise made available to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions for how to access our proxy materials, which includes our Notice and Proxy Statement, and our 2023 Form 10-K. The Notice of Internet Availability of Proxy Materials also includes instructions to access your form of proxy to vote your shares online. In accordance with their particular prior requests, certain shareholders have received email notification of how to access our proxy materials and vote online, or have been mailed paper copies of our proxy materials and proxy card.

Electronic distribution of our proxy materials expedites receipt by shareholders, lowers the cost of the Annual Meeting, and conserves vital natural resources. If you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials to request a printed copy at no charge. If you have previously elected to receive our proxy materials electronically, you will continue to receive email notification with instructions to access the materials via the Internet unless you elect otherwise.

FREQUENTLY ASKED QUESTIONS
________________________________________________________________

Why did I receive these proxy materials?

You received these materials because you were an ALLETE shareholder at the close of business on March 15, 2024 (the Record Date) and, therefore, you are entitled to vote at the Annual Meeting.

Who pays for the cost of soliciting proxies?

We expect to solicit proxies primarily via the Internet and by mail. Our directors, officers, other employees, and agents may contact you by telephone, email, mail, or in person. We will pay the expense of any such solicitation, as well as the costs of preparing, printing, and distributing our proxy materials. We will also reimburse brokers, banks, and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners of Common Stock.

We have also retained Georgeson LLC to assist in the solicitation of proxies. We expect to pay Georgeson LLC approximately $10,000 plus expenses in connection with soliciting proxies and providing proxy advisory services. Directors and employees do not receive additional compensation for soliciting shareholder proxies.

Why did I receive a Notice of Internet Availability of Proxy Materials directing me to the internet instead of a full-set paper copy of the proxy materials?

Internet access is the primary means we are utilizing to provide our shareholders with proxy materials. This facilitates prompt delivery of this important information, reduces the environmental impacts of our Annual Meeting, and manages costs. On March 28, 2024, we began delivery, primarily by mail, of a Notice of Internet Availability of Proxy Materials to our shareholders and we posted our proxy materials on the website referenced in the Notice of Internet Availability of Proxy Materials: www.proxyvote.com.

As set out on the Notice of Internet Availability of Proxy Materials, and also as explained on the next page, you may choose to access these proxy materials on the website or you may request to receive printed copies of our proxy materials at no charge.

How can I request to receive a paper copy of these proxy materials?

To request a copy of the proxy materials, at no charge, use one of the following methods:
Internet: Go to www.proxyvote.com. Follow the instructions to log in and order copies.
Telephone: Call, toll-free in the United States: (800) 579-1639. Follow the instructions to log in and order copies.
Email: Send an email to sendmaterial@proxyvote.com and put your 16-digit control number in the subject line. Your control number can be found next to the label “Control Number” on your Notice of Internet Availability, proxy card, or voting instruction form.
The email needs to include the following information:
•Your preference to receive printed materials via the mail or to receive an email with links to the electronic materials;
•If you choose email delivery, you must include the email address to which you want the proxy materials sent; and
•If you would like your election to apply to delivery of material for all future meetings, write the word “Permanent” and include the last four digits of your Social Security Number or
Tax Identification Number in the email.

How can I subscribe to electronic delivery of proxy materials?

With your consent, we will no longer send you paper copies of any proxy materials, including the Notice of Internet Availability of Proxy Materials, beginning next year. Instead, we will send you an email notification that the shareholder materials are available for you to view, including a link to the website where you can view the materials. We will also provide you with a link to allow you to vote your shares of Common Stock online. To sign up for electronic receipt of shareholder materials, follow these directions:

1.Log onto the Internet at www.allete.com.
2.Click on “Investors.”
3.Click on “Shareholder Services.”
4.Click on “Proxy Electronic Delivery.”
5.Follow the prompts to submit your electronic consent.

You will receive an email confirmation of your enrollment. You will continue to receive your shareholder materials electronically for as long as you remain a shareholder and the email account that you provide the Company remains active, unless you choose to cancel your enrollment, which you may do at any time.

Why did I receive multiple Notices of Internet Availability of Proxy Materials or proxy cards?

This means your shares of Common Stock are registered differently or are in more than one account. Please provide voting instructions for all your shares. We encourage you to have all accounts registered in the same name and address whenever possible. You can accomplish this by contacting ALLETE Shareholder Services at (218) 355-3114 or by writing to ALLETE, Inc., Attention: Shareholder Services, 30 West Superior Street, Duluth, MN 55802.

I received more than one complete set of proxy materials. Is it possible to eliminate duplicates?

If you hold stock in more than one account or if you are a registered shareholder and you share the same address with another of our registered shareholders, you may request delivery of a single copy of future annual reports and proxy statements at any time by calling ALLETE Shareholder Services at (218) 355-3114, or by writing to ALLETE's transfer agent, Equiniti Trust Company, Shareowner Services, Attention: Householding, P.O. Box 64854, St. Paul, MN 55164-0854.

Many brokerage firms and financial institutions have procedures for delivering a single copy of Company documents to households with multiple beneficial shareholders. If your family has one or more “street name” accounts under which you beneficially own shares of Common Stock, please contact your broker or financial institution directly if you have questions or directions concerning your “street name” account.

Who is entitled to vote at the Annual Meeting?

Investors who held the Company's Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 57,665,328 outstanding shares of Common Stock, with each share entitled to one vote.

How many votes must be present to hold the Annual Meeting?

The holders of a majority of the shares of Common Stock entitled to vote at the meeting must be present in person or represented by proxy to constitute a quorum, which is required to transact business at the Annual Meeting.

What is the purpose of the Annual Meeting?

At the meeting, shareholders will be asked to do the following:
1.Elect a Board of ten Directors to serve for the ensuing year. The Director nominees are:
Bethany M. Owen, Susan K. Nestegard, George G. Goldfarb, James J. Hoolihan,
Madeleine W. Ludlow, Charles R. Matthews, Douglas C. Neve, Barbara A. Nick,
Robert P. Powers, and Charlene A. Thomas;
2.Hold an advisory vote to approve executive compensation;
3.Ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2024; and
4.Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
The Board is not aware of any other matter to be presented at the Annual Meeting. If any other matters properly come before the meeting, all shares represented by valid proxies will be voted in accordance with the judgment of the appointed proxies.

How do I attend the Annual Meeting?

The 2024 Annual Meeting will be conducted solely through a live webcast. There will be no physical meeting location. No advance registration is required to attend the Annual Meeting. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/ALE2024 as a shareholder, you must enter the 16-digit control number found next to the label “Control Number” on your Notice of Internet Availability, proxy card, or voting instruction form. If you are a registered shareholder and do not have a control number, you can call ALLETE Shareholder Services at (218) 355-3114 for assistance.

The Annual Meeting will start promptly at 10:30 a.m. Central Daylight Time on Tuesday, May 14, 2024.

What are the Board's voting recommendations?

The Board recommends that you vote as follows:
Item 1. "FOR" each Director nominee;
Item 2. "FOR" the advisory approval of ALLETE's executive compensation;
Item 3.    "FOR" ratification of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2024; and
Item 4.    In accordance with the discretion of the persons acting under the proxy concerning such other business as may properly be brought before the meeting or any adjournments or postponements thereof.
Unless contrary instructions are provided, all shares of Common Stock represented by valid proxies will be voted in accordance with the Board's voting recommendations.

How do I vote my shares?

You may vote your shares by proxy using any of the following methods:
Internet: Vote online at www.proxyvote.com.
Telephone: Vote by calling, toll-free in the United States: (800) 579-1639.
Internet and telephone voting facilities for registered shareholders will be available 24 hours a day until 11:59 p.m. Eastern Daylight Time, on May 13, 2024. If you vote your shares on the Internet or by telephone, you do not have to return your proxy card. Please have your proxy card (or Notice of Internet Availability of Proxy Materials or the email message you receive with instructions on how to vote) in hand when you go online or use the phone to vote. You will have an opportunity to confirm your voting selections before your vote is recorded. The availability of Internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank, or other nominee. You should follow the voting instructions in the materials that you received from your nominee.

By Mail: If you would like to vote by mail, please request a paper proxy card in accordance with the instructions contained in the Notice of Internet Availability of Proxy Materials and then complete, sign, and date the proxy card and return it in the postage-paid envelope provided. Your proxy card must be received by May 13, 2024. For shares held in "street name," please use the voting instruction card provided by your broker, bank, or other nominee and mark, sign, date, and mail it back to your broker, bank, or other nominee in accordance with their instructions.

Online During the Annual Meeting: If you are a registered shareholder, you can vote your shares online during the Annual Meeting, although we encourage you to vote your shares in advance of the Annual Meeting even if you plan to attend the Annual Meeting. Voting your proxy electronically via the Internet, by telephone, or by mail does not limit your right to vote at the Annual Meeting.

What is the difference between a "registered" shareholder and a "beneficial" shareholder?

If your Common Stock is registered directly in your name with our transfer agent, Equiniti Trust Company, you are a registered shareholder, also called a shareholder of record. As a shareholder of record, you can vote your shares by proxy directly with the Company (online, by telephone, or by mail) in advance of the Annual Meeting or you can vote your shares online at the Annual Meeting.

If your Common Stock is in an account or trust held in the name of a broker, bank, or other nominee as custodian on your behalf, or in "street name," you are a beneficial owner. As a beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote your shares. You are also invited to attend the Annual Meeting. If you wish to vote your shares at the meeting, however, you must bring a legal proxy from your broker, bank, or other nominee.

Can my broker vote my shares for me without my instruction?

Your broker can vote your shares without instruction from you only as to Item 3, the ratification of the selection of our independent registered public accounting firm for 2024. As to all other voting items in this Proxy Statement, your broker cannot vote your shares without instructions from you.

If you do not instruct your broker to vote your shares as to Item 1, your shares will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of this proposal. If you do not instruct your broker to vote your shares as to Item 2, your shares will be considered an abstention and your abstention will have the same effect as a vote against the proposal.

What vote is required to approve each proposal?

Item 1: Each Director will be elected by the affirmative vote of a majority of the votes cast with respect to that Director nominee. A majority of the votes cast means that the number of votes cast “for” the election of a nominee must exceed the number of votes cast “against” the election of that nominee. Nominees receiving more votes for their election than votes against their election will be elected. If you abstain from voting for one or more of the nominees for Director, your abstention will have no effect on the election of such Director.

Item 2: The advisory vote on executive compensation will be decided by an affirmative vote of a majority of the shares present or represented by proxy and entitled to vote, provided that the total number of shares voting for this proposal represents more than 25 percent of the Common Stock shares outstanding on the Record Date. If you abstain from this advisory vote, your abstention will have the same effect as a vote against this proposal. Although this is a non-binding, advisory vote, the
ECHC Committee and the Board will consider the outcome of the vote when making future executive compensation decisions.

Item 3: The affirmative vote of a majority of the shares present in person or represented by proxy is required to ratify the selection of PricewaterhouseCoopers as our independent registered public accounting firm for 2024, provided that the total number of shares voting for this proposal represents more than 25 percent of the shares outstanding on the Record Date. If you abstain from voting for the ratification of the selection of PricewaterhouseCoopers, your abstention will have the same effect as a vote against this proposal.

A “broker non-vote” occurs when a broker submits a proxy card for shares to the Company but does not indicate a vote on a particular matter because the broker has not received timely voting instructions from the beneficial owner with respect to that particular matter. Broker non-votes are not counted for or against any proposal. They are treated as shares not present and not entitled to vote on a particular proposal.

An automated system administered by Broadridge Investor Communications Solutions, Inc. will tabulate the proxy votes.

Can I change my vote or revoke my proxy?

Yes. If you are a shareholder of record, you can change your vote or revoke your proxy at any time before it is voted at the Annual Meeting, either by signing and returning a proxy card with a later date or by attending the Annual Meeting and changing your vote prior to the start of the meeting. If you have voted your shares online or by telephone, you can revoke your prior online or telephonic vote by recording a different vote, or by signing and timely returning a proxy card dated as of a date later than your last online or telephonic vote.

If you are a beneficial owner, you must contact your broker, bank, or other nominee to change your vote or revoke your proxy.

Where can I find the voting results?

We will announce preliminary results at the Annual Meeting and publish the results in a Form 8-K filed with the SEC within four business days after the date of the Annual Meeting.

Who can answer additional questions?

You are welcome to contact ALLETE Shareholder Services with any questions you may have regarding this Proxy Statement. The telephone number is (218) 355-3114. The mailing address is: ALLETE, Inc., Attention: Shareholder Services, 30 West Superior Street, Duluth, MN 55802.

OWNERSHIP OF ALLETE COMMON STOCK
________________________________________________________________

Company records and other information available from outside sources, including information filed with the SEC, indicate that the following shareholders beneficially owned more than five percent of the Company's voting securities as of March 15, 2024:

Securities Owned by Certain Beneficial Owners
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class[1]
Common Stock	BlackRock, Inc.[2] 50 Hudson Yards New York, NY 10001	7,786,833	13.5%
Common Stock	The Vanguard Group[3] 100 Vanguard Boulevard Malvern, PA 19355	6,579,504	11.4%
1    As of March 15, 2024.
2    The information shown, including the aggregate number of shares beneficially owned, comes from information filed with the SEC on Schedule 13G/A on January 23, 2024. The information reflects the number of Common Stock shares beneficially owned by BlackRock, Inc. and certain of its subsidiaries as of December 31, 2023.
3    The information shown, including the number of shares beneficially owned, comes from information filed with the SEC on Schedule 13G/A on February 13, 2024. The information reflects the number of Common Stock shares beneficially owned by The Vanguard Group and certain of its subsidiaries as of December 29, 2023.

Securities Owned by Directors and Management

As discussed on page 31, non-employee Directors are expected to own shares with a valuation equal to at least five times their annual cash retainer within five years of election. As of March 15, 2024, all independent Directors met the Common Stock ownership guideline, except: Ms. Thomas, who first became subject to the guideline in 2021, and Mr. Matthews, who first became subject to the guideline in 2022; both are making reasonable progress toward meeting the guideline.

Common Stock ownership guidelines applicable to NEOs are discussed on pages 31 and 52. The Board reviewed executive Common Stock ownership in April 2023. As of March 15, 2024, all NEOs met their respective Common Stock ownership guideline, except: Ms. Owen, who was promoted to a position with a higher Common Stock ownership guideline in 2019 and again in 2020, and Mr. Morris who was promoted to a position with a higher Common Stock ownership guideline in 2022; both are making reasonable progress toward meeting their Common Stock ownership guideline.

In determining whether Directors and NEOs met the Common Stock ownership guidelines, we include deferred shares and RSUs because we believe these derivative holdings accomplish similar objectives as Common Stock ownership, namely they encourage Directors and NEOs to have a stake in the Company and they align the Directors' and NEOs' interests with those of shareholders.

The following table shows the shares of Common Stock beneficially owned, as of March 15, 2024, by Directors, nominees for Director, executive officers named in the Summary Compensation Table on page 58, and all Directors, nominees for Director, and executive officers as a group. Except as otherwise indicated, the persons shown have sole voting and investment power over the Common Stock listed.

Securities Owned by Directors and Management
			Other[2]
	Name of Beneficial Owner	Number of Shares Beneficially Owned[1]	Restricted Stock Units	Deferred Shares Under the Director Deferred Stock Plan	Total Shares Beneficially Owned for Common Stock Ownership Guideline Purposes	Number of Shares Needed to Meet Common Stock Ownership Guideline[3]
Non-Employee	George G. Goldfarb	4,795	—	16,701	21,496	7,286
Directors and	James J. Hoolihan	14,427	—	10,717	25,144	7,286
Nominees for	Madeleine W. Ludlow	17,350	—	4,865	22,215	7,286
Director	Charles W. Matthews	645	—	3,312	3,957	7,286
	Susan K. Nestegard	686	—	9,959	10,645	7,286
	Douglas C. Neve	9,850	—	16,753	26,603	7,286
	Barbara A. Nick	9,605	—	—	9,605	7,286
	Robert P. Powers	664	—	10,446	11,110	7,286
	Charlene A. Thomas	4,877	—	—	4,877	7,286

Named	Bethany M. Owen	27,059	13,448	—	40,507	70,706
Executive	Steven W. Morris	10,838	4,552	—	15,390	22,913
Officers	Margaret A. Thickens	5,695	3,311	—	9,006	7,174
	Nicole R. Johnson	10,799	3,621	—	14,420	6,925
	Joshua J. Skelton	13,383	2,579	—	15,962	6,112

All Directors, nominees for Director, and executive officers as a group (15):		139,756
1    The share amounts in this column include: (i) shares as to which voting and investment power is shared with the person's spouse: Mr. Hoolihan—14,427, Mr. Matthews—645, and Mr. Neve—9,850; (ii) shares owned by the person's spouse:
Mr. Skelton—4571; and (iii) shares owned by the person as custodian for child: Ms. Johnson—63. Each Director, nominee for Director, and executive officer, individually, and all Directors, nominees for Director, and executive officers as a group, beneficially own only a fraction of one percent of the Common Stock outstanding.
2     The amounts in the “Other” column do not represent either issued Common Stock or a right of the holder to receive Common Stock within 60 days and are not considered beneficially owned in accordance with Rule 13d-3 under the Exchange Act. The amounts are shown here because the Company includes those holdings when determining whether a Director or NEO has met their applicable Common Stock ownership guideline. Directors are able to defer their cash and stock retainers under the Deferral Plan II. Distributions of deferred shares will be made in Common Stock.
3 The Common Stock ownership guideline amounts shown were calculated using a Common Stock valuation of $58.33 per share, the closing price on March 15, 2024. The Common Stock ownership guideline for each non-employee Director was calculated based on the annual cash retainer in effect for Directors as of March 15, 2024. The Common Stock ownership guideline for each NEO was calculated based on the NEO's salary as of March 15, 2024.

Pledging, Hedging, and Short Sales of Common Stock Prohibited

The ALLETE Purchase and Sale of Company Securities Policy prohibits Directors and officers, including each NEO, from holding Common Stock in a margin account or otherwise entering into any pledge arrangement that would permit a third party to sell the securities without the Director's or officer's consent or knowledge. In addition, no Director or officer, including any NEO, may enter into any transaction that allows them to be insulated from the full risk or reward of Common Stock ownership (i.e., hedging) nor may a Director or officer, including any NEO, enter into any transaction that allows them to benefit if the value of the Common Stock decreases (i.e., short sale).

ITEM NO. 1—ELECTION OF DIRECTORS
________________________________________________________________
Ten Director nominees have been recommended by the CG Committee and nominated by the Board. Each Director elected will serve until the next annual election of Directors and until a successor is qualified and elected, or until the Director's earlier resignation or removal. If any nominee should become unavailable, which is not anticipated, the Board may provide by resolution for a lesser number of Directors, or designate substitute nominees, who would receive the votes represented by proxies.
Unless otherwise directed, all shares represented by proxy will be voted “FOR” the election of the ten nominees for Director named below and on the following pages.

Nominees for Director

Qualifications and Experience
Ms. Owen has served in a wide variety of roles with increasing responsibility over two decades since first joining the Company as an attorney. She has extensive experience with business strategy development and implementation, regulatory policy development and implementation, renewable energy, enterprise risk management, cybersecurity, information and operations technology strategy, compliance, corporate governance, and leading business transformation.
Business Experience
•Chair, President, and CEO, ALLETE (Since May 2021)
•President and CEO, ALLETE (February 2020 to May 2021)
•President, ALLETE (January 2019 to February 2020)
•Senior Vice President, Chief Legal and Administrative Officer, and Secretary, ALLETE (2016 to January 2019)
•Vice President–ALLETE Information Technology Solutions, Vice President, Minnesota Power, an operating division of ALLETE and President, Superior Water, Light and Power Company, a wholly owned subsidiary of ALLETE (2014 to 2016)
•Vice President, Minnesota Power, an operating division of ALLETE and President, Superior Water, Light and Power Company (2012 to 2014)
•President, Superior Water, Light and Power Company (2010 to 2012)
Other Public Company Boards
•None
Other
•Member, Minnesota Governor's Advisory Council on Climate Change, which identifies opportunities for, and barriers to, the development and effective implementation of policies and strategies to reduce greenhouse gas emissions and promote climate change resilience (Since November 2023)
•Member, University of Minnesota Foundation Board of Trustees, which oversees and supports fundraising activities for the University of Minnesota's campuses, colleges, and programs, as well as the management and investment of the university's endowed funds (Since 2021)

Bethany M. Owen Board Chair
Age: 58
Director Since: 2019

Nominees for Director

Qualifications and Experience
Ms. Nestegard brings extensive business experience, including audit committee experience, strategy development, enterprise risk management, a background in innovation and disruptive technologies, and experience driving growth through mergers and acquisitions. Ms. Nestegard has a demonstrated passion for supporting women in sciences and corporate leadership. She holds 26 patents in her name. As Lead Director, Ms. Nestegard is an ex officio member of each Board committee.
Business Experience
•Advisor, True Wealth Ventures, a venture capital fund focusing on investments in women-led businesses in high-growth markets where women are the primary customers (Since July 2017)
•President of Global Healthcare, Ecolab, Inc. (NYSE:ECL), a global supplier of water, hygiene, and energy services (2010 to 2012)
•Executive Vice President of Global Healthcare, Ecolab, Inc. (2008 to 2010)
•Senior Vice President of Research, Development, and Engineering, and Chief Technical Officer, Ecolab, Inc. (2003 to 2008)
•More than 20 years' experience with 3M Company (NYSE:MMM) in product development and business unit management, driving revenue expansion through innovation
Other Public Company Boards
•Hormel Foods, Inc. (NYSE:HRL) (2009 to January 2024)
◦Compensation Committee (April 2023 to January 2024)
◦Governance Committee (2019 to April 2023)
◦Audit Committee (2009 to 2019)

Susan K. Nestegard Lead Director
Age 63
Director Since 2018
Committees Audit Committee (ex officio) ECHC Committee (ex officio) CG Committee (ex officio)

Qualifications and Experience
Mr. Goldfarb is an audit committee financial expert within the meaning of SEC rules. He brings a wealth of business knowledge and executive experience that includes deep ties to and insights into the local and regional economy, as well as extensive national branding experience.
Business Experience
•Director and Chair Emeritus, Maurices Incorporated, a specialty retailer selling women's apparel in approximately 900 stores and online (March 2021 to present)
•President and CEO, Maurices Incorporated (2015 to March 2021)
•President, Maurices Incorporated (2011 to 2015)
•President and CEO of Value Fashion Segment of Ascena Retail Group, Inc., which included the Maurices and the Dressbarn brands (2016 to January 2018)
•Vice Chair, Ascena Retail Group, Inc.'s wholly owned subsidiary, Catherines Stores, Inc. (2015 to 2016)
•Chief Operating Officer, Maurices Incorporated (2006 to 2011)
•CFO, Maurices Incorporated (2001 to 2006)
Other Public Company Boards
•None
Other
•Director, Essentia Health (Since 2019)
◦Board Vice Chair, Planning and Finance Committee Chair, and Audit Committee Vice Chair

George G. Goldfarb
Age 64
Director Since 2012
Committee Audit Committee Chair

Nominees for Director

Qualifications and Experience
Mr. Hoolihan is a long-time business and community leader within the Company's electric utility service area. He brings a deep knowledge of the industries and political dynamics of our regional service area, as well as extensive business experience related to serving the large industries in the region.
Business Experience
•Owner and CEO, Can-Jer Industrial Lubricant, Ltd., which provides industrial supplies and services to mining and railroad industries that operate in Canada (Since 1983)
•Owner, JHAC, LLC, a real estate investment company (Since October 2000)
•CEO and Chair, Industrial Lubricant Company, which provides industrial supplies and services to mining and railroad industries (2011 to 2017)
•President and CEO, Blandin Foundation, a private, philanthropic foundation whose mission is to strengthen communities in rural Minnesota (2004 to 2011)
◦Co-trustee for the Charles K. Blandin Residuary Trust (Since 2012)
◦Trustee, Blandin Foundation (2012 to December 2023)
•President, Industrial Lubricant Company (1981 to 2004)
Other Public Company Boards
•None
Other
•Served as Elected Mayor of the City of Grand Rapids, Minnesota (1990 to 1995)

James J. Hoolihan
Age 71
Director Since 2006
Committee CG Committee

Qualifications and Experience
Ms. Ludlow brings deep experience with and a sophisticated understanding of investment banking, finance, and accounting. Ms. Ludlow was a senior executive at a public utility and has worked closely with entrepreneurial and diversified businesses. Other areas of expertise include strategy development and execution, mergers and acquisitions, and business transformations. She also is qualified as an audit committee financial expert within the meaning of the SEC rules
Business Experience
•Founder and Managing Director, West Capital Advisors, LLC, which provides strategic and development advisory services for corporate innovation in private equity transactions (Since 2011)
•Principal, Market Capital Partners LLC, Ohio-based investment banking firm serving mid-size-market companies (2009 to 2011)
•Principal, LudlowWard Capital Advisors, LLC, Ohio-based investment banking firm serving mid-size market companies (2005 to 2009)
•Chair, CEO, and President of Cadence Network, Inc., an internet-based provider of utility expense management services (2000 to 2004)
•Vice President and CFO of Cinergy Corp., a Cincinnati-based energy company acquired by Duke Energy in 2006 (1997 to 2000)
Other Public Company Boards
•Director, AuguStar Variable Insurance Products Fund, Inc. (formerly, Ohio National Fund, Inc.), a registered investment company with 25 separate investment funds (Since 2012)

Madeleine W. Ludlow
Age 69
Director Since 2004
Committees CG Committee Chair ECHC Committee

Nominees for Director

Qualifications and Experience
Mr. Matthews, an audit committee financial expert within the meaning of the SEC rules, brings extensive financial expertise, strategic and operational leadership experience in the energy industry, as well as risk management and cybersecurity oversight expertise. He has a demonstrated understanding of the importance of serving customers with excellence, creating a more diverse and inclusive workforce, and supporting communities to foster a more equitable society, all while creating value for shareholders. Mr. Matthews has served on numerous energy industry boards, as well as non-profit organizations. His experiences give him significant insight into environmental, social, and governance matters.
Business Experience
•President, Peoples Energy, LLC and President and CEO, The Peoples Gas Light and Coke Company and North Shore Gas Company, each of which is a subsidiary of WEC Energy Group Inc. (NYSE:WEC) (2015 to July 2022)
•Senior Vice President – Wholesale Energy and Fuels, WE Energies, also a subsidiary of WEC Energy Group (2012 to 2015)
•During his more than 40 years in the energy industry, Mr. Matthews also held leadership and other finance and regulatory positions with Mirant Corporation, Southern Company Services, and Exxon Company, U.S.A.
Other Public Company Boards
•None
Other
•Director, BMO Financial Corp. and BMO Harris Bank, N.A. (Since May 2019)
◦Member, Audit Committee and Human Resource Committee

Charles R. Matthews
Age 67
Director Since 2022
Committees Audit Committee CG Committee

Qualifications and Experience
Mr. Neve is a certified public accountant and an audit committee financial expert within the meaning of the SEC rules. He brings extensive knowledge of public accounting, corporate reporting, risk management, corporate finance, and compliance. Mr. Neve's background includes broad corporate leadership experience as an executive of a publicly traded company, and as a director, audit committee chair, compensation committee member, and governance committee member for publicly traded and privately held corporations, as well as public and non-profit entities. Mr. Neve also brings experience with mergers and acquisitions, energy industry experience, and renewable energy experience.
Business Experience
•Executive Vice President and CFO, Ceridian Corp., a Minneapolis-based multinational human resources company (2005 to 2007)
•Audit Partner, Deloitte & Touche LLP, a public accounting firm (2002 to 2005)
Other Public Company Boards
•None

Douglas C. Neve
Age 68
Director Since 2007
Committees Audit Committee CG Committee

Nominees for Director

Qualifications and Experience
With a career in the electric and gas energy industry that spanned four decades,
Ms. Nick brings a wealth of knowledge and skills to the Board. She has extensive leadership, strategic, regulatory, operational, and developmental experience in five Midwest states. Ms. Nick also has strong financial skills and a long, proven record of principled corporate governance. Ms. Nick brings experience with mergers and acquisitions, renewable energy, and business transformations. She also has received a cybersecurity certification from the National Association of Corporate Directors.
Business Experience
•CEO, Dairyland Power Cooperative (2014 to July 2020)
•President, Minnesota Energy Resources Corporation and President of Michigan Gas Utilities Corporation, both subsidiaries of what was then Integrys Energy Group (NYSE:TEG) and is now WEC Energy Group Inc. (NYSE:WEC) (2012 to 2014)
•Senior Vice President of Energy Delivery and Customer Service, Wisconsin Public Service Company and President, Upper Peninsula Power Company, both also subsidiaries of what was then Integrys Energy Group and is now WEC Energy Group Inc. (2007 to 2012)
•Vice President of Corporate Services of what was then WPS Resources Corporation (NYSE:WPS) and is now WEC Energy Group Inc. (2004 to 2007)
Other Public Company Boards
•None

Other
•Director, Mead & Hunt, a national architecture and engineering firm (Since 2019)
◦Audit Committee
◦Chair, Governance Committee
•Former Chair, State of Wisconsin Investment Board, which provides oversight of the eighth-largest pension fund in the United States and the 25th-largest pension fund globally with investments valued at over $120 billion (2015 to December 2023)

Barbara A. Nick
Age 66
Director Since 2020
Committees Audit Committee ECHC Committee

Nominees for Director

Qualifications and Experience
Mr. Powers brings extensive and diverse regulated utility experience and strategic leadership, including expertise in strategic planning, executive compensation, mergers and acquisitions, renewable energy, business transformations, and cybersecurity oversight. Mr. Powers was an active member of utility industry associations and worked to recruit technical talent to utilities.
Business Experience
•Vice Chair and Senior Advisor to the Chair and CEO, American Electric Power Company (NYSE:AEP), one of the largest electric utilities in the United States with more than five million customers in eleven states (January 2017 to August 2017)
•Executive Vice President and COO of AEP (2010 to 2016)
•President of AEP Utilities (2008 to 2010)
•Executive Vice President of AEP East Utilities (2006 to 2008)
•Executive Vice President of Generation of AEP (2003 to 2006)
•Worked for 16 years with Pacific Gas and Electric Company, rising to Site Vice President and Plant Manager at the Diablo Canyon Nuclear Generating Station; and six years with the Tennessee Valley Authority as a health physicist.
Other Public Company Boards
•None

Robert P. Powers
Age 70
Director Since 2017
Committee ECHC Committee Chair

Qualifications and Experience
Ms. Thomas brings a breadth of executive leadership skills, including broad strategy design and implementation experiences in industrial and business operations and large-scale human resources operations, having led strategic human resources initiatives for a workforce of more than 540,000 employees worldwide. Ms. Thomas has public company experience, has lead business transformations, and has demonstrated financial acumen. Ms. Thomas has expertise in complex distributed operations and has received an artificial intelligence certification from MIT.
Business Experience
•Senior Vice President and Chief Human Resources Officer, Sodexo, NA, which provides catering, facilities management, employee benefits, and personal home services (Since July 2023)
•Executive Vice President and Chief Diversity, Equity and Inclusion Officer, United Parcel Service, Inc. (NYSE:UPS) (UPS) (January 2021 to October 2022)
•Executive Vice President and Chief Human Resources Officer, UPS (July 2019 to December 2020)
•President of Human Capital Transformation, UPS (March 2019 to July 2019)
•President, UPS’s west region, with responsibility for product growth and delivery operations in 25 U.S. central and western states (April 2018 to February 2019)
Other Public Company Boards
•None
Other
•Director, National Urban League (Since 2019)
•Member, Executive Leadership Council, an independent non-profit organization that opens channels of opportunity for the development of Black executives to positively impact businesses and communities (Since 2020)

Charlene A. Thomas
Age 56
Director Since 2021
Committees Audit Committee ECHC Committee

CORPORATE GOVERNANCE ________________________________________________________________

ALLETE operates from a foundation of sound corporate governance practices, with a Board that provides oversight focused on ensuring that the Company is managed in a manner that builds long-term value for our shareholders, customers, employees, and communities. Our governance framework is built around a skilled, engaged Board and focused attention to our values and culture. This provides a working structure for effective decision-making, principled actions, and appropriate monitoring of risks, compliance, and performance.

The Board takes an active role overseeing ALLETE’s strategy and approves the strategic direction of the Company, any changes in long term capital structure, significant transactions, and any entry into substantial new lines of business. We believe that taking the interests of our stakeholders into consideration and making decisions guided by Company values–with integrity at the foundation of all we do–are important to ALLETE's long-term success and profitability.

Governance Documents

ALLETE's key governance documents, including our Corporate Governance Guidelines, are available on our website at www.allete.com/governance.

Our Corporate Governance Guidelines address the Board and committee responsibilities, Director selection, Board operating policies, Director compensation, expectations for Directors, Director Common Stock ownership, and other matters. These guidelines were most recently revised in
January 2024.

Each Board committee operates under its own charter. The Audit Committee Charter was last reviewed and revised in January 2024. The Executive Compensation and Human Capital Committee Charter was last reviewed and revised in July 2023. The Corporate Governance and Nominating Committee Charter was last reviewed and revised in October 2023.

Director Independence

Director independence is an essential requirement for sound governance. Our Corporate Governance Guidelines provide that a substantial majority of the Board must be independent. The Board has adopted independence standards that are consistent with the independence standards of the NYSE and the SEC. An “independent” Director is one who has no material relationship with the Company, other than as a Director, either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company.
The CG Committee provides recommendations to the Board with respect to whether an individual Director is independent, and the Board annually reviews and makes an affirmative determination of each Director's independence.
The CG Committee and the Board consider all relevant facts and circumstances in making independence recommendations and independence determinations. In addition, the Board has adopted certain categorical standards to assist in determining a Director's independence. Specifically, a “material relationship” with the Company exists and, therefore, a Director will not be independent, if any of the following applies:
1.The Director is or has been employed by the Company within the last three years (other than as a former interim Chair or a former interim CEO); or the Director’s immediate family member is or has been employed by the Company within the last three years as an executive officer;
2.The Director has received, or the Director has an immediate family member who has received, during any 12-month period in any of the last three years, more than $120,000 in direct compensation from the Company (other than Director and committee fees, pension, or other forms of deferred compensation for prior service so long as such compensation is not contingent on continued service);
3.The Director is a current partner or employee of a firm that is the Company’s current independent registered public accounting firm; the Director has an immediate family member who is a current partner of the Company’s current independent registered public accounting firm; the Director has an immediate family member who is a current employee of the Company’s current independent registered public accounting firm and who personally works on the Company’s audit; or the Director or an immediate family member was, within the last three years, a partner or employee of the Company’s current independent registered public accounting firm and personally worked on the Company’s audit within that time;
4.The Director or an immediate family member is or has been, within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;
5.The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent of such other company’s consolidated gross revenues; or
6.The Director or an immediate family member has been an executive officer of a foundation, university, non-profit trust, or other tax-exempt charitable organization, within the last three years, for which contributions from the Company and its respective trusts or foundations, account or accounted for more than the greater of $1 million, or two percent of such charitable organization’s consolidated gross revenue.

Director Independence Determinations

In considering the independence of the Directors, the CG Committee examined any transactions between Directors and the Company in 2023. In particular, the CG Committee considered Mr. Hoolihan's relationship to Industrial Lubricant Company (ILCO). ILCO is owned and operated by
Mr. Hoolihan's immediate family members. ILCO provides lubricant products and services to one of the Company's generating facilities and to one of the Company's subsidiaries, BNI Coal, Ltd. During 2023, Company payments to ILCO totaled $770,683. The CG Committee reviewed the ILCO transactions, without Mr. Hoolihan's participation, and determined that the transactions with ILCO did not constitute a material relationship for purposes of the Company’s categorical standards in determining a Director’s independence. Further, Mr. Hoolihan had no personal involvement in the transactions and the transactions were not material to him or to any person or entity with whom he has an affiliation. The CG Committee concluded that Mr. Hoolihan did not have a direct or indirect material interest in the transactions. The CG Committee previously considered similar transactions that occurred in 2022 and 2021 and reached the same conclusions. Based on this, the CG Committee recommended to the Board, and the Board affirmatively determined, that these transactions did not impair Mr. Hoolihan's independence.

Applying the Company's independence standards and considering all relevant facts and circumstances in accordance with our determination process, the Board affirmatively determined that each Director, except Ms. Owen, is independent.

ALLETE's Board of Directors

ALLETE is overseen by a Board of Directors made up of highly qualified individuals with diverse skills, attributes, and experiences. We recognize the importance of a well-balanced Board with both the individual capabilities and the collective strengths to effectively address the Company's evolving needs and to act in the best interests of our shareholders, customers, employees, and communities.

Board Structure
Independent Lead Director	All committees comprised of and chaired by independent Directors	All Directors, except Ms. Owen, are independent

Board Members and Standing Committee Memberships
	Independent	Director Since	Audit Committee	ECHC Committee	CG Committee
Bethany M. Owen, Chair		2019
Susan K. Nestegard, Lead Director	●	2018	◆	◆	◆
George G. Goldfarb	●	2012	v«
James J. Hoolihan	●	2006			◆
Madeleine W. Ludlow	●	2004		◆	❖
Charles R. Matthews	●	2022	◆ «		◆
Douglas C. Neve	●	2007	◆ «		◆
Barbara A. Nick	●	2020	◆	◆
Robert P. Powers	●	2017		❖
Charlene A. Thomas	●	2021	◆	◆
❖ Chair ◆ Member « Audit committee financial expert within the meaning of SEC rules

Board Composition
50% of Directors self identify as women	20% of Directors self identify as Black or African American	40% of Directors have served on the Board for five years or less

Director Experience and Attributes

The Board has identified key skills, attributes, and expertise that are important for our Board based on the Company’s strategy and operations. Each Director brings a wealth of experience. The CG Committee regularly reviews with the Board the experience and attributes desired for effective governance in our changing industry and evaluates Board composition.

Leadership and Strategy
Directors who hold or have held significant leadership positions provide valuable leadership and strategy insights, as well as the ability to identify and help develop those qualities in others. They have practical understanding of strategy development, know how to create growth, and value and prioritize a strong corporate culture.

Each of our Directors has experience with public company leadership and corporate governance, as well as experience in owning and driving strategy. Particular Director leadership and strategy experience includes:
CEO Experience
Ms. Owen, Mr. Goldfarb, Mr. Hoolihan, Ms. Ludlow, Mr. Matthews, and Ms. Nick

Legal & Regulatory Expertise
Ms. Owen, Ms. Ludlow, Mr. Matthews, Mr. Neve, Ms. Nick, and Mr. Powers

Executive Compensation Expertise:
Ms. Owen, Ms. Nestegard, Mr. Goldfarb, Ms. Ludlow, Mr. Matthews, Mr. Neve, Ms. Nick, Mr. Powers,
and Ms. Thomas

Regional Business Expertise
Ms. Owen, Ms. Nestegard, Mr. Goldfarb, Mr. Hoolihan, Mr. Matthews, Mr. Neve, and Ms. Nick

Finance & Risk Management
Directors with financial experience, including experience with complex financings and financial reporting, provide important skills and insight to the Board, especially given the highly capital-intensive nature of our business. Effectively managing risk in a rapidly changing environment is also critical to our success.

Each of our Directors has financial experience as well as experience in identifying and executing processes to mitigate risk. Particular Director finance and risk management experience includes:
CFO Experience
Mr. Goldfarb, Ms. Ludlow, and Mr. Neve

Qualify as Audit Committee Financial Experts
Mr. Goldfarb, Ms. Ludlow, Mr. Matthews, and Mr. Neve

Cybersecurity Experience
Ms. Owen, Mr. Matthews, Ms. Nick, and Mr. Powers

Energy/Renewable Energy Industries & Business Transformation
Directors with experience leading dynamic, evolving, and complex operations in a rapidly changing industry environment are strategically equipped to oversee ALLETE's "sustainability in action" strategy execution.

Each of our Directors have experience in dynamic industries that require extensive compliance obligations. Particular Director expertise includes:
Business Transformation Experience
Ms. Owen, Ms. Nestegard, Mr. Goldfarb, Mr. Hoolihan, Ms. Ludlow, Mr. Matthews, Ms. Nick, Mr. Powers, and Ms. Thomas

Transactional Experience:
Ms. Owen, Ms. Nestegard, Mr. Goldfarb, Mr. Hoolihan, Ms. Ludlow, Mr. Matthews, Mr. Neve, Ms. Nick, and Mr. Powers

Board Diversity and Director Nominations

In its Directors, ALLETE looks for people whose skills, experiences, backgrounds, and perspectives will serve shareholders well and contribute to sound corporate governance. The Board values diversity and believes representation from a range of professional backgrounds, as well as a mix of gender, racial, cultural, geographic, and other diverse perspectives enhances effective governance, contributes to robust discussion, and drives successful performance by increasing understanding of the expectations and viewpoints of our investors and other stakeholders. As we continue to refresh our Board over time, we will continue to seek for consideration candidates who, among other attributes, will enhance the Board's racial and ethnic diversity.

The CG Committee regularly reviews the skills, expertise, and attributes that are important for effective governance of the Company and recommends Director candidates to the Board. The CG Committee will consider any person proposed by a Director, management, a search firm, or any shareholder. All Director candidates will be evaluated based on the criteria identified below, regardless of who proposed such person.

In selecting Director nominees, the Board considers multiple factors including: integrity, qualifications, diversity, age, skills, experience, independence, commitment to sustainability as outlined in the Corporate Sustainability Report, how the candidate's relevant experience would complement and enhance Board composition, Board succession plans, the candidate's ability and willingness to devote adequate time to Board duties, and the likelihood that they will be willing and able to serve on the Board for a sustained period. The Board considers its overall balance of perspectives, backgrounds, and experiences; as part of this, the Board will consider whether a candidate's background will enhance the Board's racial and ethnic diversity. The CG Committee will consider the candidate's independence in accordance with ALLETE's Corporate Governance Guidelines and the NYSE and SEC rules. Director nominees must be willing and able to devote adequate time and attention to Board service, must demonstrate independent thinking, a collaborative nature, and stakeholder awareness. Director nominees must have experience with business and strategic planning, as well as prior service on, or experience working closely with, a board of directors. In connection with the selection, due consideration will be given to a candidate's particular experience, including but not limited to: executive corporate leadership experience; understanding of board committee functions; understanding of generally accepted accounting principles; financial expertise (including qualification as an audit committee financial expert within the meaning of the SEC's rules); financing experience; auditing experience; human resources and executive compensation expertise; strategic planning and business development experience; experience with regulated utilities; strategic experience with renewable energy businesses or technologies; familiarity with the regions in which Company provides services; and community leadership.

The Board may engage a search firm to assist in identifying and conducting due diligence on potential Director nominees.

Before making contact with a potential candidate, the CG Committee will notify the Board of its intent to do so, will provide the candidate's name and background information to the Board, and will allow time for Directors to comment. The CG Committee will screen potential candidates for the Board. A majority of the CG Committee members will interview any candidate before recommending that candidate to the Board. The recommendations of the CG Committee will be timed so as to allow Board members an opportunity to interview the candidate prior to the nomination of the candidate. The Board as a whole is responsible for nominating individuals for election to the Board and for filling vacancies on the Board that may occur between annual shareholders' meetings.

A shareholder who wishes to propose a candidate should provide the person's name and a detailed background of the candidate's qualifications to the Corporate Governance and Nominating Committee, c/o Corporate Secretary, ALLETE, Inc., 30 West Superior Street, Duluth, MN 55802.

Board Leadership

Ms. Owen has served as Board Chair since May 2021. As Chair, Ms. Owen presides over meetings of the Board, presides over meetings of the shareholders, consults with and advises the Board and its committees on the Company's business and affairs, and performs other duties as may be assigned by the Board.

Consistent with ALLETE's Corporate Governance Guidelines, because the Board Chair is not independent, the independent Directors select an independent Lead Director on an annual basis. The Lead Director:
•presides when the Board meets in executive session;
•presides at Board meetings if the Chair is not present to lead the Board's deliberations;
•serves as an ex officio member of each Board committee;
•serves as a liaison between the Chair and the independent Directors as necessary to provide a supplemental communication channel;
•works with the Chair to develop Board meeting agendas, schedules, and information to be provided to Directors;
•leads the evaluation of CEO performance in consultation with the CG Committee; and
•performs other duties as requested by the independent Directors.

The Board believes that its leadership structure—a combined Board Chair and CEO, an independent Lead Director, and committees comprised of and chaired by independent Directors—is the most effective for ALLETE at this time. In reaching this determination, the Board considered factors including the Company's size, the diversity and experience of our independent Board members, Ms. Owen's industry and governance experience, the Board's effective use of the Lead Director who provides coordination and leadership for the independent Directors, and the active engagement by all Directors.

The Board has three standing committees: the Audit Committee, the Executive Compensation and Human Capital Committee, and the Corporate Governance and Nominating Committee. We anticipate that committee chairs will rotate among Directors. The Board recognizes that rotating chairs provides development for the Directors and allows a variety of perspectives in leadership positions.

Audit Committee

George G. Goldfarb (Chair) Susan K. Nestegard (ex officio) Douglas C. Neve Barbara A. Nick Charles R. Matthews Charlene A. Thomas Six meetings during 2023 Audit Committee Report—page 81
The Audit Committee helps oversee and monitor the following:
•Integrity of financial statements
•Internal controls over financial reporting
•Compliance with corporate policies and procedures
•Compliance with legal and regulatory requirements
•Qualifications, independence, and performance of independent registered public accounting firm
•Performance of internal audit function
•Review of the adequacy and effectiveness of information security policies and internal controls regarding information security
•Review and evaluation of accounting policies
•Review of periodic financial reports to be provided to the public, and, upon favorable review, recommending approval of ALLETE's Consolidated Financial Statements

All Audit Committee members are independent under ALLETE's Corporate Governance Guidelines, within the meaning of SEC rules, and in accordance with NYSE listing standards.

All Audit Committee members are financially literate and three Audit Committee members qualify as an "audit committee financial expert" as defined by SEC rules.

Executive Compensation and Human Capital Committee

Robert P. Powers (Chair) Susan K. Nestegard (ex officio) Madeleine W. Ludlow Barbara A. Nick Charlene A. Thomas Seven meetings during 2023 ECHC Committee Report—page 57
The ECHC Committee helps oversee and monitor Director and executive compensation and workforce strategy by:
•Establishing compensation philosophy and policies related to Directors and executive officers
•Setting CEO compensation
•Ensuring links between executive compensation and sustainability strategy as described in the Corporate Sustainability Report
•Ensuring that design of Director and executive compensation is equitable, competitive, and aligned with compensation philosophy
•Overseeing the administration of ALLETE's Director and executive compensation programs
•Overseeing policies and strategies related to culture, safety, and human capital management, including DE&I

All members of the ECHC Committee qualify as “independent directors” under NYSE rules, “non-employee directors” under Rule 16b-3 under the Exchange Act, and “outside directors” under
Section 162(m) of the Tax Code.

Corporate Governance and Nominating Committee

Madeleine W. Ludlow (Chair) Susan K. Nestegard (ex officio) James J. Hoolihan Charles R. Matthews Douglas C. Neve Four meetings during 2023
The CG Committee assists with corporate governance oversight by:
•Making recommendations to the Board with respect to Board membership, function, committee structure and membership, succession planning for executive management, and application of corporate governance principles
•Performing the functions of a Director-nominating committee
•Overseeing the Board's annual evaluation of the CEO
•Developing and recommending to the Board standards for determining a director's independence
•Providing recommendations to the Board with respect to independence determinations
•Establishing guidelines for Common Stock ownership
•Reviewing ESG activities and overseeing ESG reporting

The CG Committee is authorized to exercise the authority of the Board in the intervals between Board meetings.

In addition to its three standing committees, the Board formed an ad hoc committee that met during 2023 to assist in improving oversight of cybersecurity to ensure consistent industry current best practices and to ensure appropriate oversight given the dynamic nature of cyber-related business risk. The ad hoc committee's membership consisted of Ms. Nick (Chair), Mr. Matthews, and Mr. Powers. The ad hoc committee met five times in 2023 and each committee member attended every committee meeting. The ad hoc committee, which reported out to the Audit Committee and the Board, completed its work at the end of 2023.

Board Role in Risk Oversight

The Board is responsible for risk management oversight at the Company. While the Board as a whole exercises direct oversight of strategic risks and other critical risk areas with enterprise-wide significance to the Company, substantial aspects of risk oversight are delegated to Board committees and management. The Board administers its risk oversight function in a variety of ways, including through a thoughtfully designed leadership and oversight structure illustrated as follows:

Board of Directors
Reviews and discusses with management significant risks affecting ALLETE, including matters identified by
Board committees from within their respective oversight areas, and oversees how senior leaders manage enterprise-level risks. May form ad hoc committees, from time to time, as appropriate, to assist with oversight of particular risks, such as cybersecurity.

Audit Committee	ECHC Committee	CG Committee
Oversees: financial reporting processes, business conduct, tax, and other financial risks; the appointment, evaluation, and oversight of the Company's independent registered public accounting firm; the internal audit function; legal and regulatory compliance, significant legal matters; insurance programs; market and credit risks; and physical and cybersecurity risks.

Oversees: the design and administration of executive compensation policies and programs and ensures that executive compensation programs link to ALLETE's sustainability strategy. Also has primary responsibility for assisting the Board with oversight of ALLETE's talent strategy and programs to attract, develop, engage, and retain talent; ALLETE's safety policies, and strategies; DE&I initiatives; and human capital risks.

Oversees: Board structure and function, including corporate governance risks; Board independence; Board succession and composition; CEO succession planning; code of ethics; and political contributions and lobbying policy. Also has primary responsibility for assisting the Board with oversight of ESG reporting.

Senior Management
ALLETE's CEO, CFO, Chief Legal Officer, Chief Risk Officer, and other senior leaders are responsible for implementing and supervising enterprise risk-management processes. Management confers with and reports to the Board and its committees with respect to key enterprise risk indicators, risk management and mitigation practices, and other significant matters.

Internal Audit Function	Enterprise Risk Management Program
Directly overseen by the Audit Committee. Prepares audit plans that are reviewed and approved by the Audit Committee at least annually.
Ensures that strategic goals align with ALLETE’s mission, vision, and values and that decision-making and strategy execution includes adequate consideration of the associated risks. Includes the ALLETE Risk Management Committee, made up of executive officers and ALLETE's Chief Risk Officer, which regularly identifies and assesses key risks and defines procedures for mitigating and reporting significant risks.

ALLETE's tiered and structured approach provides a comprehensive framework designed to protect the interests of our shareholders and other stakeholders.

Code of Business Conduct and Ethics

ALLETE has adopted a written Code of Business Conduct (which includes our code of ethics) that applies to all Directors, employees, and officers, including the CEO and the CFO, who is also the Company's principal accounting officer. The Code of Business Conduct also applies to our contractors, suppliers, and vendors. ALLETE's Code of Business Conduct is available on our website at www.allete.com/governance. Any amendment to the Code of Business Conduct, or waiver the Code of Business Conduct involving a Director or NEO, will be published on ALLETE's website promptly following the date of such amendment or waiver.

Shareholder Engagement

We seek out meaningful engagement with shareholders to understand their perspectives on corporate governance, executive compensation, and other issues that matter to investors. We engage with shareholders throughout the year to provide visibility and transparency into our businesses and our financial and operational performance, to listen to shareholders' perspectives and understand shareholders' expectations of us, to share our environmental and sustainability strategy and accomplishments, and to receive feedback on our communications and disclosures to shareholders.

Throughout the year, senior management and our investor relations team meet with analysts and institutional investors to review financial and other business and strategic issues, as well as to solicit input, provide perspective on Company policies and practices, and answer questions. We participate in investor conferences, other formal events and groups, and also in one-on-one meetings. We also engage with representatives of our large shareholders to discuss our programs and learn about the key areas on which their clients are focusing. During 2023, we contacted shareholders owning approximately 54% of our outstanding Common Stock, resulting in substantive engagements with the holders of approximately 40% of our outstanding shares. We discussed topics including: ALLETE's financial and operational performance; growth initiatives; strategy updates; executive compensation practices; and corporate governance practices, as well as ESG strategy, performance, and reporting.

The Board receives regular reports from senior management and ALLETE's investor relations team about shareholder engagements and what our investors are telling us about topics that matter to them.

Political Contributions and Lobbying

We believe that public policy engagement is an important part of responsible corporate citizenship. We participate in this process in accordance with good corporate governance practices. ALLETE's policy regarding political contributions and lobbying is overseen by the CG Committee. Our policy governs the Company’s corporate contributions to organizations registered under Section 527 of the Internal Revenue Code and ballot measures or initiative campaigns that impact the Company’s business. On the state level, employees have the opportunity—on a voluntary basis—to make political contributions through political action committees (PACs). Lobbying activities are coordinated and require prior approval of senior management. All political contributions and lobbying activities are done in compliance with applicable laws and regulations.

ALLETE's Political Contributions and Lobbying Policy is available on our website at
www.allete.com/governance.

Sustainability, ESG Oversight, and Corporate Responsibility

Our commitment to sustainability is led and supported through strong Board leadership, intentional management focus, and sound corporate governance practices. The Board oversees ALLETE’s strategy, our Enterprise Risk Management program, and our ESG-related matters, including the evaluation of sustainability-related risks and opportunities—all designed to drive performance for our shareholders and other stakeholders. We honor our commitments to our customers, our communities, and the climate by acting to advance sustainability goals. Corporate responsibility is integrated into our governance processes and is embedded in our strategy and our values, namely: integrity, safety, people, and planet.

ALLETE recognizes that impacts from human activity, including climate change, are already upon us, and we are taking action to transform the nation’s energy landscape through sustainable solutions. ALLETE is committed to leading the path toward a carbon-free energy future. We are poised to add significantly more clean energy in the coming years while ensuring reliable, resilient energy delivery to our customers. Our overall strategy is to enhance and grow our companies by providing sustainable energy solutions to meet evolving societal expectations and regulations, and each of our companies plays an important role in this strategy. We also recognize that the transition to a clean-energy future will only be truly successful if it is just and equitable, with new opportunities and investments designed to give broad opportunities to thrive. ALLETE's strategy is designed to provide value to our customers, meaningful investment in our communities, opportunities for our employees, and long-term earnings and dividend growth for our shareholders. All of that is what we mean when we say we at ALLETE are leading the way to a sustainable clean-energy future.

Sustainability in action is the foundation of our growth strategy. We are continuing to reduce carbon emissions, delivering cleaner energy sources to our customers, strengthening the electric grid to accommodate for more intermittent renewable resources, and implementing innovative solutions to enhance resiliency for all our businesses. ALLETE's comprehensive ESG program also includes a committed social focus, which includes advancing DE&I in our five focus areas: workforce, supply chain, corporate citizenship, communications, and customers. For each business unit, its mission, customer mix, and regulatory status are key drivers in determining its carbon-reduction strategy.

The CG Committee oversees the process related to ESG matters and receives regular updates from senior management on such matters. During 2023, management actively engaged with investors and other key stakeholders to discuss ALLETE's sustainability strategy and initiatives and to gain insights into stakeholders' perspectives about sustainability and corporate responsibility, and how to effectively measure, communicate, and disclose our efforts. In November 2023, we released an update to our Corporate Sustainability Report, which can be found at our website www.allete.com/sustainability.

Climate Milestones and Initiatives
Expand Renewable Energy Sources
For the past three years, ALLETE has ranked first among U.S.-based investor-owned utilities for investment in renewable energy based on market capitalization. Minnesota Power received approval for its integrated resource plan that calls for adding up to 400 megawatts of wind energy, up to 300 megawatts of solar energy, and a significant investment in energy storage.

Reduce Overall Carbon Emissions	ALLETE’s approach to decarbonization includes coal fleet retirements, conversion to natural gas, and partnering with customers on carbon capture and sequestration projects.
Carbon-Free Vision	In 2021, Minnesota Power announced its vision to deliver
100% carbon-free energy by 2050. We expect that the new Minnesota law requiring 100% carbon-free energy by 2040 will drive additional clean-energy opportunities in our next integrated resource plan.
Strengthen the Electric Grid	ALLETE is investing in infrastructure for managing the delivery of increasing amounts of renewable energy and enhancing the resiliency and reliability of the transmission and distribution grid.
Solar Projects	New Energy is one of the nation's leading distributed solar developers and continues its strong performance in delivering solar projects across the country.
Adopt Innovative Solutions	We are reducing water use, investing in infrastructure that will be more resistant to weather changes, and implementing strategic underground replacements for energy-delivery components to reduce vulnerability to climate impacts.

Sustainability-Focused Workforce Practices
Leadership Diversity Recognition	Recognized by the Minnesota Census of Women in Corporate Leadership as an "Honor Roll" company since 2017, with additional special distinction since 2019 for having women representing at least 30 percent of our executive officers. In 2021, Moody’s Investors Service recognized ALLETE as having the most gender diverse board among 45 publicly traded utilities.
Diversity, Equity and Inclusion	Our DE&I multidimensional framework focuses on five key areas: workforce, supply chain, corporate citizenship, communications, and customers.
Supply Chain	ALLETE provides and encourages equal access for all qualified businesses in our supply chain; we continue to expand and partner with diverse suppliers to better reflect the diversity of the communities we serve.
Veteran Outreach and Support	Minnesota Power and ALLETE Clean Energy each has been designated a "Yellow Ribbon" company, in recognition of the support provided for the needs of military-connected employees and families.
Employee Well-Being	Comprehensive health and well-being benefits and resources that support healthy, productive, and engaged employees.

Meetings of Independent Directors

At each regularly scheduled Board meeting, the independent Directors meet in executive session for discussion without management present. These executive session meetings are chaired by the Lead Director. The Board has direct access to executive officers and other management employees and meets with these leaders individually when it deems appropriate.

Board Contact with Management and Independent Advisors

Executive officers and other management employees are regularly included in Board and committee meetings, as deemed appropriate. Directors may meet individually with executive officers and other management employees.

The Board and its committees also retain their own independent advisors at their discretion.

Board and Committee Evaluations

The Board and its committees undertake self-evaluations on an annual basis.

The Board's self-evaluation includes soliciting opinions from the Directors about topics related to Board effectiveness including:
•The sufficiency of and timeliness of briefing materials provided to Directors;
•The content and conduct of Board meetings;
•The adequacy of time allocated to, and the quality of, presentations and discussions;
•The Board's access to management;
•The Board’s understanding of issues;
•The Board’s consideration of shareholders’ interests in making decisions;
•The overall mix of characteristics and skill sets represented by Board members; and
•Any area previously identified by Board members as requiring improvement.

The assessments are used to improve Board performance and effectiveness.

Each Board committee's self-evaluation addresses matters the committee considers relevant to its performance, including a review and assessment of the adequacy of the committee's charter. A report on each committee's self-evaluation is presented to the Board.

Meeting Attendance

Our Corporate Governance Guidelines provide that Directors are expected to regularly attend Board meetings and meetings of the committee or committees on which they serve. The Board held twelve meetings during 2023 and each Director attended every Board meeting. Each Director attended
100 percent of the meetings held in 2023 by the committees on which they served.
Directors standing for election are expected to attend the Annual Meeting. Each Director attended the 2023 Annual Meeting.

Director Continuing Education

Ongoing development is an important aspect of governance. In addition to the frequent updates on corporate governance practices and requirements provided by the Company, Directors are asked to attend educational seminars, and to share their experiences with the other Directors. During 2023, Directors attended educational courses presented by outside entities on a variety topics including:
corporate accounting; financial reporting; corporate governance; audit committee risk assessment and mitigation; digital transformation, artificial intelligence, and cybersecurity risks; ESG and associated opportunities, challenges, and risks; how to remain relevant during disruption; key strategic issues facing power and utility industries; capital markets, response to capital market assumptions, and the state of public markets and private equity; board culture; leadership and building trust in current geopolitical environment; and labor market trends.

In addition, Directors attended educational presentations hosted by the Company in 2023 covering the following topics: energy and utility sector shareholder landscape; strategic and market updates in the electric utility industry; electric grid operations and strategic transmission planning; DE&I; regulatory and customer landscape; wildfire mitigation and response; best in class employee safety perception benchmarking; and cybersecurity risk and mitigation framework.

Common Stock Ownership Guidelines

The CG Committee has determined that Directors and executive officers should have an equity interest in the Company. The CG Committee believes that such equity ownership aligns the Directors' interests with those of the Company's shareholders. Accordingly, the Board has adopted Common Stock ownership guidelines.

Directors are expected to own at least 500 shares of Common Stock prior to their election to the Board. Further, within five years of their election to the Board, non-employee Directors are expected to own shares worth at least five times the amount of the annual cash retainer paid to Directors. Executive Common Stock ownership guidelines are discussed in the CD&A on page 52.

The CG Committee regularly reviews the Common Stock ownership guidelines and may recommend changes to the Board as it deems appropriate.

Related Person Transactions

The Board recognizes that in the ordinary course of business, transactions may occur between ALLETE and its subsidiaries and entities with which some of our Directors and officers are or may have been affiliated. Such transactions are evaluated in accordance with ALLETE's Related Person Transaction Policy, which was last reviewed and approved by the Board in July 2023, and is available at www.allete.com/governance.

Related persons include Directors, Director nominees, executive officers, and five percent shareholders, as well as their immediate family members and any entity controlled by these individuals or in which these individuals have a substantial financial interest.

The Related Person Transaction Policy applies to a financial transaction or arrangement, or a series of similar transactions or arrangements, which exceeds $25,000 annually or $6,250 quarterly, in which a related person has or will have a direct or indirect material interest.

Transactions between the Company and a related person generally require advance approval by the CG Committee. If a new situation arises where advance approval is not practical, it is discussed with the Chair of the CG Committee, or with another CG Committee member designated by the committee; an appropriate response might include subsequent ratification by the CG Committee.

The CG Committee also periodically reviews and assesses related person relationships to ensure ongoing fairness to the Company. Any member of the CG Committee who has an interest in a transaction will abstain from voting, but may participate in the discussion if invited to do so by the
CG Committee Chair, or the Lead Director if the CG Committee Chair has an interest in the transaction.

The CG Committee considers factors it deems relevant in determining whether to approve a related person transaction, including:

•the extent of the related person's interest in the transaction;
•the availability of comparable products or services from non-related persons;
•whether the transaction is on terms comparable to those that could be obtained in an arm's-length dealing with an unrelated third party;
•the business reasons to enter into the transaction;
•whether the transaction could impair the independence of a Director;
•whether the annual amount involved exceeds the greater of $200,000 or 5 percent of the recipient's gross revenues for the year; and
•whether the transaction would present an improper conflict of interest, taking into account the size of the transaction, the overall financial position of the related person, the direct or indirect relationship of the related person, and the ongoing nature of any proposed relationships.

Communications between Shareholders and Other Interested Parties and the Board

We believe that it is an important aspect of corporate governance to facilitate direct communication between the Board and shareholders and other stakeholders. Shareholders and other stakeholders may communicate directly with our Board, with any specified group of Directors, such as a Board committee or independent Directors, or with any individual Director. Such communications should be in writing and addressed to the Lead Director, c/o Corporate Secretary, ALLETE, Inc., 30 West Superior Street, Duluth, MN 55802. Communications that are determined to be primarily commercial in nature, such as business solicitations and advertisements, will not be forwarded to the Board.

ITEM NO. 2—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION ________________________________________________________________

We are asking our shareholders to cast a non-binding, advisory vote approving compensation for our NEOs as reported in this Proxy Statement.

ALLETE's executive compensation program is designed to enhance shareholder value while attracting and retaining experienced, qualified executives. To fully understand ALLETE's 2023 executive compensation, we encourage you to read the CD&A, starting on page 34 as well as the compensation tables and narrative disclosures that follow the CD&A. Those sections describe how our compensation programs are designed to achieve ALLETE's compensation objectives and provide detailed information on the 2023 compensation of our NEOs. We believe our executive compensation program reflects a pay-for-performance philosophy and is aligned with shareholders' long-term interests.

This proposal, commonly known as a "say-on-pay" proposal, gives the Company's shareholders the opportunity to express their views on the compensation of our NEOs in accordance with Section 14A of the Exchange Act. Although this say-on-pay vote is advisory and not binding on the Company, the ECHC Committee and the Board will review the voting results and will take the outcome of the vote into account when considering future executive compensation decisions.

Consistent with the recommendation of shareholders based on the proposal included in the Company’s 2023 proxy statement regarding the frequency of the “say-on-pay” advisory proposal, the Board has adopted a policy providing for annual say-on-pay advisory votes. Unless the Board modifies the Company’s policy, we expect the next advisory shareholder say-on-pay vote will occur at the 2025 Annual Meeting and the next say-on-frequency advisory vote will be held at our 2029 Annual Meeting of Shareholders

The Board recommends a vote “FOR” the advisory vote to approve executive compensation.

COMPENSATION DISCUSSION AND ANALYSIS
________________________________________________________________

This CD&A explains ALLETE's executive compensation program and the 2023 compensation for the following NEOs:

Bethany M. Owen	Chair, President, and CEO
Steven W. Morris	Senior Vice President and CFO
Margaret A. Thickens	Vice President, Chief Legal Officer, and Corporate Secretary
Nicole R. Johnson	Vice President; President–ALLETE Clean Energy
Joshua J. Skelton	Vice President; Chief Operating Officer–Minnesota Power

EXECUTIVE SUMMARY

Compensation Philosophy

Our executive programs are designed to align NEO's interests with the interests of our shareholders and other stakeholders. Our compensation philosophy is based on these fundamental principles:
•We link compensation to performance.
•We balance compensation elements.
•Our compensation is aligned with ALLETE's values.
•We consider market data relative to our industry peers.
•The ECHC Committee and the Board exercise independent judgment.
•We require executive Common Stock ownership.

Compensation Practices

What We Do			What We Don't Do
☑	Ensure that a substantial portion of NEOs' compensation is variable, at-risk, and subject to performance-based metrics.	☒	Enter into employment agreements with our NEOs.
☑	Use multiple metrics to measure performance.	☒	Pay dividend equivalents on unvested RSUs or unearned performance shares.
☑	Cap incentive-based compensation.	☒	Reprice underwater stock options. (We do not currently grant stock options and have no outstanding stock options.)
☑	Use an independent compensation consultant.	☒	Pay tax gross-ups, except on relocation expenses under ALLETE's broad-based policy.
☑	Require executive Common Stock ownership.	☒	Provide excessive perquisites.
☑	Require NEOs to hold shares until Common Stock ownership guidelines are met.
☑	Prohibit hedging, pledging, and short sales.
☑	Require a double-trigger for a CIC Severance Plan payment.
☑	Make NEOs' incentive compensation subject to recovery ("clawback").

2023 Compensation Decisions

For 2023, our executive compensation program remained materially consistent with prior years. The ECHC Committee based its compensation decisions on business factors, peer company compensation data, and pay-for-performance compensation analysis from Pearl Meyer, its independent compensation consultant. The ECHC Committee also considers each NEO's role, their performance, and other relevant factors, including the most recent shareholder advisory vote on executive compensation.

Base Salary
The ECHC Committee increased base salaries for all NEOs during 2023 as shown in the following:

	Base Salary
	As of 12/31/2023	As of 12/31/2022
Ms. Owen	$824,856	$700,158
Mr. Morris	$445,500	$374,151
Ms. Thickens	$418,438	$372,024
Ms. Johnson	$403,909	$352,267
Mr. Skelton	$356,540	$316,992

Ms. Owen's base salary increases were made in recognition of her performance in the CEO role to which she was promoted in 2020 and to bring her compensation closer to the market median.
Mr. Morris' base salary increases were made in recognition of his performance in the CFO role to which he was promoted in 2022 and to bring his compensation closer to the market median. Ms. Thickens' base salary increases were made to bring her compensation closer to the market median.
Ms. Johnson's base salary increases were made in recognition of her performance in the role of ALLETE Vice President and President of ALLETE Clean Energy to which she was promoted in 2022 and to bring her compensation closer to the market median. Mr. Skelton's base salary increases were made in recognition of his performance in the ALLETE Vice President and Chief Operating Officer role which was expanded in 2022 to include Vice President of ALLETE and to bring his compensation closer to the market median.

AIP and LTIP
AIP and LTIP target opportunities were increased in 2023 for all NEOs. These increases reinforced the alignment of pay and performance and brought their total target compensation closer to the market median.

2023 increases in target AIP opportunities are shown below:

	Target AIP Opportunity (% of 12/31 Base Salary)
	2023	2022
Ms. Owen	95%	90%
Mr. Morris	65%	55%
Ms. Thickens	55%	50%
Ms. Johnson	55%	50%
Mr. Skelton	45%	40%

2023 increases in target LTIP opportunities are shown below:

	Target LTIP Opportunity[1]
	2023	2022
Ms. Owen	$1,000,000	$850,000
Mr. Morris	$300,000	$250,000
Ms. Thickens	$250,000	$200,000
Ms. Johnson	$250,000	$225,000
Mr. Skelton	$200,000	$150,000
1    The total 2023 increase in LTIP opportunity for each NEO was allocated 75 percent to target PSA opportunity 25 percent to RSUs, respectfully, as follows:

	Target PSA Opportunity Increase	RSU Opportunity Increase
Ms. Owen	$112,500	$37,500
Mr. Morris	$37,500	$12,500
Ms. Thickens	$37,500	$12,500
Ms. Johnson	$18,750	$6,250
Mr. Skelton	$37,500	$12,500

The 2023 changes described in this section better aligned the NEOs' total compensation with that of ALLETE's peer companies; total compensation, however, remained below the market median for all NEOs.

2023 Shareholder Advisory Voting on Executive Compensation
Each year, shareholders cast an advisory vote on executive compensation, commonly known as a
"say-on-pay." At the 2023 Annual Meeting, approximately 93 percent of the votes cast by our shareholders approved the Company's 2022 executive compensation on an advisory basis.
We believe that this say-on-pay vote affirms our executive compensation philosophy and objectives. The ECHC Committee considers the result of the say-on-pay vote as it makes its compensation decisions and the outcome of the 2023 say-on-pay vote was a factor in the ECHC Committee's decision not to make any fundamental changes to ALLETE's executive compensation program. While the ECHC Committee did not make specific changes to the executive compensation program in response to the 2023 say-on-pay vote results, it will continue to evaluate the Company’s executive compensation programs taking into account shareholder feedback, including future “say-on-pay” vote results.
At least once every six years, shareholders are asked to cast an advisory vote on whether future advisory shareholder votes on executive compensation should occur annually, once every other year, or once every three years. At the 2023 Annual Meeting, 96 percent of the votes were cast in favor of holding annual advisory say-on-pay votes. The ECHC Committee considered the outcome of this shareholder vote in affirming its decision to hold an advisory shareholder say-on-pay vote annually until the next advisory say-on-pay frequency vote. We believe that holding an advisory shareholder say-on-pay vote on an annual basis is the appropriate frequency to promote shareholder awareness of executive compensation and to allow shareholders to provide feedback about ALLETE's executive compensation practices on a regular basis. Annual say-on-pay voting is also consistent with ALLETE's desire to maintain effective relationships with our shareholders.

2023 Pay for Performance
A significant portion of our NEOs' compensation is tied to Company performance. Annual incentives focus on achieving annual financial, strategic, operational, and safety goals. Long-term incentives reward long-term profitability; they also facilitate Common Stock ownership and provide an incentive for NEOs to remain employed with the Company.

Total compensation generally increases as roles and job responsibilities increase. At the same time, as responsibilities increase, a greater percentage of total compensation is tied to performance, as is reflected in our NEOs' annual and long-term incentive opportunities.

We consider market data and Pearl Meyer's advice in setting executive compensation. We establish market ranges for our NEOs' compensation using data from investor-owned electric utilities. In setting individual compensation, we consider experience in the position, performance, job responsibilities, and relative role among the executive management group.

We generally set compensation so that when target performance is achieved under the Company's incentive compensation plans, total compensation is near the market median of ALLETE's compensation peer group. Consistent with our pay-for-performance philosophy, NEOs earn higher compensation when actual performance exceeds target goals. Conversely, when the Company does not meet target performance goals, total compensation will generally fall below the median.

2023 total compensation opportunity for the NEOs was divided between base salary and incentive opportunities. The charts below illustrate the breakdown of compensation elements expressed as a percentage of total target compensation:

The chart on the right reflects an average, for all NEOs except the CEO, of the percentage of total target compensation that is represented by each compensation element. For both charts, total target compensation is calculated using the NEOs' December 31, 2023 base salary and 2023 target opportunities for annual and long-term incentives.

PROCESS FOR DETERMINING EXECUTIVE COMPENSATION

The ECHC Committee establishes our executive compensation philosophy and objectives and oversees the administration of our executive compensation programs. The ECHC Committee sets the CEO's compensation, which is reviewed and ratified by the Board without the CEO's participation. In setting the CEO's compensation, the ECHC Committee considers the Board's annual evaluation of the CEO's performance, which assesses performance relative to a broad spectrum of desired leadership and effectiveness attributes established by the Board. The ECHC Committee also compares the CEO's compensation to the compensation of CEOs at other investor-owned electric utilities. Compensation benchmarking data is adjusted for the Company's size as measured by revenue and provides a market context for the ECHC Committee's decisions. The ECHC Committee also approves the compensation of the other NEOs after considering the CEO's recommendations regarding such compensation.

At the beginning of each year, the ECHC Committee, with the CEO's recommendation, approves performance goals and measures, award dates, performance or vesting periods, and forfeiture provisions for annual and long-term incentive awards.

As part of our ongoing commitment to monitor pay-for-performance alignment, in October 2023, the ECHC Committee reviewed Pearl Meyer's 2022 pay-for-performance analysis, which confirmed our view that our executive compensation programs contain appropriate elements that are linked to performance and are balanced, fair, and competitive.

Role of CEO in Determining Executive Compensation

The CEO works with each NEO to identify individual goals that are aligned with strategic objectives within each NEO's scope of responsibility. The CEO reviews each NEO's performance during the year identifying accomplishments, areas of strength, and areas for development. The CEO bases her evaluation on her knowledge of the NEO's performance, discussions with each NEO about their self-assessment, and on the executive compensation studies described on the following page. The CEO makes compensation recommendations to the ECHC Committee for each NEO based, in part, on each NEO's experience and responsibility level and the CEO's assessment of the NEO's performance. The CEO also recommends to the ECHC Committee financial and non-financial performance measures and target opportunities under the Company's incentive compensation plans.

Compensation Consultant Independence
The ECHC Committee's independent compensation consulting firm for 2023 was Pearl Meyer.
Pearl Meyer is engaged by, and reports directly to, the ECHC Committee. The ECHC Committee has the sole authority to hire or terminate its compensation consultant. It is the ECHC Committee's policy that its Chair pre-approve any additional services its independent compensation consultant performs for management. The ECHC Committee reviewed and confirmed Pearl Meyer's independence in 2023.

Executive Compensation Studies
Annually, the ECHC Committee reviews the peer group that we use for compensation benchmarking purposes. Compensation benchmarking is based on published salary surveys and proxy statement data from compensation benchmarking peer companies. Because there is a strong correlation between executive compensation pay levels and company size, the ECHC Committee compares executive pay levels with those at companies that are similar in size to ALLETE as measured by market capitalization and revenue. ALLETE's compensation peer group was made up of a subset of all the companies in the EEI Stock Index in 2022, which is the group used to determine the Company's relative TSR under the LTIP. Even within this subset, however, the companies range in size significantly. Accordingly, the compensation data is size adjusted to establish appropriate market compensation comparisons for ALLETE. In 2022, the ECHC Committee approved the following 15-company peer group for 2023:

Compensation Benchmarking Peer Group
Alliant Energy Corporation	MDU Resources Group, Inc.	Otter Tail Corporation
Avista Corporation	MGE Energy, Inc.	PNM Resources, Inc.
Black Hills Corporation	NiSource, Inc.	Pinnacle West Capital Corporation
Hawaiian Electric Industries, Inc.	NorthWestern Corporation	Portland General Electric Company
IDACORP, Inc.	OGE Energy Corp.	Unitil Corporation

In October 2022, the ECHC Committee directed Pearl Meyer to conduct two compensation benchmarking studies for ALLETE: one for the CEO and another for the other NEOs. These studies provided a basis for compensation recommendations made in 2023.

The CEO benchmarking study compared Ms. Owen's compensation to an external market using size-adjusted data from published surveys and compensation data disclosed in the proxy statements of the 15-company compensation benchmarking peer group. The study also analyzed CEO pay-for-performance practices and effectiveness. The Pearl Meyer report indicated that ALLETE's CEO compensation elements were consistent with the compensation elements generally provided to CEOs. The report further indicated that Ms. Owen's base salary and long-term incentive opportunity were each below the 25th percentile of market median and her annual incentive plan was at the 50th percentile of market median, resulting in her total compensation being below the 25th percentile of the market median. In setting the CEO's compensation for 2023, the ECHC Committee also considered
Ms. Owen's tenure in the position.

Pearl Meyer compared the other NEO's base salaries and annual and long-term incentive opportunities to market data using the same survey sources and proxy statement data used in the CEO analysis. The Pearl Meyer report indicated that base salaries, annual incentive opportunities, and long-term incentive opportunities for the other NEOs, to varying degrees, were below market median. In addition to relying on the independent analysis for the other NEOs, the CEO and the ECHC Committee also considered each NEO's specific roles within the organization and tenure in their position.

Using these processes, and taking into account performance, as well as new roles and responsibilities where applicable, the ECHC Committee made the following determinations in 2023: (1) each NEO's compensation included appropriate elements; (2) Ms. Owen's base salary, AIP target opportunity, and LTIP target opportunity should be increased; and (3) the other NEOs' base salary, AIP target opportunity, and LTIP target opportunity should be increased.

HOW WE PAY OUR NEOs AND WHY: COMPENSATION ELEMENTS

Our compensation program for NEOs includes fixed components (base salary, benefits, and limited perquisites) and variable components (annual incentive bonus paid under the AIP and long-term incentive awards granted under the LTIP), with the heaviest weight generally placed on the variable, or “at risk,” components. For 2023, a significant majority of our NEOs’ target annual direct compensation, which includes base salary, target AIP opportunity, and LTIP opportunity, was weighted toward at-risk compensation. The chart below demonstrates the form and objective of each element of compensation, as well as drivers for decisions to change NEO compensation during 2023.

Compensation Elements Summarized: What We Pay and Why

	Element	Key Characteristics	Why We Pay this Element	How the Amount is Determined	Summary of 2023 Decisions and Outcomes
Fixed	Base Salary	Competitive cash compensation.	Attracts and retains executive talent.	We consider: market data and other information from the ECHC Committee's independent compensation consultant; plus experience, responsibilities, role within the executive group, and individual performance.	Base salary increases (year-over-year):
 Ms. Owen–18%
 Mr. Morris–19%
 Ms. Thickens–12%
 Ms. Johnson–15%
 Mr. Skelton–12%

Increases reflected job performance and were designed to bring base compensation closer to the market median.
Variable: Short-term Incentive	AIP	Payable in cash based on achievement of annual goals including financial targets, strategic and operational goals linked to operational objectives, and safety goals.	Rewards achievement of annual financial, strategic, operational, and safety goals.	The ECHC Committee approves performance measures, targets, and individual award opportunities, sets terms, and has discretion to reduce, increase, or eliminate awards.
In 2023, ALLETE achieved superior performance for net income and Cash flow from operating activities, above-target strategic performance, and below-target operational and safety results.

Resulted in a 2023 AIP payout of 179.9% of target for all NEOs except Ms. Johnson, whose 2023 AIP payout was 174.9% of target, reflecting a combination of ALLETE and ACE results.

Variable: Long-term Incentive	PSAs with TSR Metric	Payable in Common Stock at the end of a three-year performance period based on achieving relative TSR goal. Represents 37.5% of total target LTIP opportunity.	Links NEO pay to performance; facilitates Common Stock ownership, aligns NEO's interest with financial measures important to Company growth; and helps retain executive talent.	ALLETE's TSR relative to peer companies at the end of the three-year period determines the payout factor. Dividend equivalent shares are paid in connection with earned PSAs.	ALLETE's TSR for the three-year performance period ending December 31, 2023, ranked in 53rd percentile among peer group. This resulted in an above-target payout of 107.51%.
	PSAs with EPS CAGR Metric	Payable in Common Stock at the end of a three-year performance period based on achieving EPS CAGR goal. Represents 37.5% of total target LTIP opportunity.		ALLETE's EPS CAGR at the end of the three-year period determines the payout factor. Dividend equivalent shares are paid in connection with earned PSAs.	ALLETE's EPS CAGR for the three-year performance period ending December 31, 2023, was 8%. This resulted in a superior payout of 200%.
	RSUs	Payable in Common Stock at the time of vesting, subject to time-based vesting. Represents 25% of total target LTIP opportunity.	Like PSAs, facilitates Common Stock ownership, aligns NEOs' interests with long-term shareholder value, and helps retain executive talent.	One RSU entitles the NEO to receive one share of Common Stock (and dividend equivalents) when the RSU vests at the end of a three-year period.	RSUs granted in 2021 vested on December 31, 2023. RSUs granted in 2023 will vest on December 31, 2025.

HOW WE LINK EXECUTIVE PAY TO PERFORMANCE

As described above, a majority of our NEOs’ compensation is linked to ALLETE’s performance through variable short-term compensation pursuant to the AIP, and variable long-term compensation pursuant to the LTIP.

Annual Incentive Awards
Annual incentives reward shorter-term financial metrics, strategic goals, and operational and safety accomplishments, all of which are tied to ALLETE's values. The ECHC Committee believes that the AIP provides appropriate motivation, without encouraging excessive business risks, because it has multiple goals that align with the objectives of different stakeholders (e.g., shareholders, customers, regulators, and employees). The AIP provides payment opportunity levels that are market-competitive and includes a cap on the maximum award amount.

Setting AIP Targets
At the beginning of each year, the ECHC Committee, with the CEO's recommendations, approves performance measures and targets for the annual incentive awards, as well as each NEO's target award opportunity. The ECHC Committee has the ability to reduce, increase, or eliminate awards, regardless of whether applicable performance goals have been achieved.

The ECHC Committee sets annual incentive opportunity levels such that if the Company achieves target performance, the combination of salary and annual incentives will result in total cash compensation near the market median for ALLETE's compensation peer group. For 2023, the ECHC Committee set the following AIP opportunities:

2023 AIP Target Opportunities
AIP Target Opportunity (% of 12/31/2023 Base Salary)
Ms. Owen	95%
Mr. Morris	65%
Ms. Thickens	55%
Ms. Johnson	55%
Mr. Skelton	45%

Setting AIP Goals
Our AIP is most heavily weighted toward one-year financial performance, as measured by net income and cash from operating activities, subject to certain adjustments that are described in more detail starting on pages 43. As described in greater detail below, to calculate performance relative to the financial goals for annual incentive purposes, the ECHC Committee established specific adjustments goals for the AIP at the beginning of the performance period. The ECHC Committee also determined how it would evaluate for that particular plan year the impact of discrete, non-recurring events that might occur during the plan year and adjustments relating to the same, as described in greater detail below.

In addition to financial metrics, the AIP also measures performance tied to strategic, operational, and safety goals. Strategic goals vary from year to year, but consistently incorporate our sustainability objectives, growth objectives, operational improvements for our businesses, and the evolving needs of our customers and other stakeholders. Operational goals are tied to ALLETE's reliability performance and safety goals are tied to injury-prevention awareness and safety performance.

For 2023, ALLETE AIP performance goals, weighting, and measures for all NEOs, except Ms. Johnson, were as follows:

ALLETE 2023 AIP Performance Goals, Weighting, and Measures
Performance Goals	Weighting	Measures
		Threshold	Target	Superior
Net Income[1]	50%	$188.82 million	$209.8 million	$230.78 million
Cash from Operating Activities[2]	20%	$245.07 million	$272.3 million	$299.53 million
Strategic	18%	Described Below
Operational	6%
Safety	6%
1    Threshold net income was set at 90 percent of the Company's budgeted net income, target was set at budget, and superior was set at 110 percent of budget. Net income for annual incentive calculation purposes is described in more detail on page 44.
2    Threshold cash from operating activities goal was set at 90 percent of the Company's budgeted cash from operating activities, target goal was set at budget, and superior goal was set at 110 percent of budget. Cash from operating activities for annual incentive calculation purposes is described in more detail on page 44.

ALLETE AIP Financial Goals
For the 2023 AIP, the ECHC Committee established the following financial metrics, which comprised 70% of the total AIP for the year:

•Net income (weighted 50%); and
•Cash from operating activities (weighted 20%).

The ECHC Committee selected net income because it is a widely used financial performance measure that reflects the combination of revenue generation and expense management. Cash from operating activities was selected because it indicates the Company's ability to generate funds internally for capital projects, to repay debt, and to pay dividends and interest. Both measures also can affect the Company's stock price.

With respect to both the net income and cash from operating activities metrics, the ECHC Committee established specific exclusions and adjustment guidelines at the beginning of the performance period.

ALLETE AIP Strategic, Operational, and Safety Goals
AIP also rewards strategic, operational, and safety performance. Each year, the ECHC Committee reviews the allocation between financial goals and strategic, operational, and safety goals. For 2023, our strategic, operational, and safety goals remained at a combined 30 percent of the overall opportunity. The achievement of these goals is measured independently of the financial goals. Therefore, it would have been possible to earn an annual incentive payout based on achieving strategic, operational, and safety goals even if financial goals had not been met.

Strategic, operational, and safety goals are linked to strategic, operational, and safety objectives and are also aligned with ALLETE's core values: integrity, safety, people, and planet.

ALLETE's 2023 strategic goals were to execute our transmission strategy and to advance sustainability. Specific sustainability goals encompassed the following: continuing to reduce carbon emissions; implementing solar projects; and advancing talent strategy through an enhanced development program and an internship program. Our 2023 operational goals were designed to demonstrate ALLETE's commitment to the environment and to customer service as measured by goals relating to environmental stewardship and system reliability. Specifically, operational goals focused on system reliability were measured quarterly by the System Average Interruption Duration Index, by the System Average Interruption Frequency Index, and by the Customer Average Interruption Duration Index relative to three-year average results from an EEI reliability survey.

Beginning in 2023, the ECHC Committee added two additional reliability goals. The first new reliability goal measured ALLETE's generation resources reliability against the Intermediate Thermal Seasonal Accredited Capacity published by the Midcontinent Independent System Operator (MISO). The second new reliability goal measured the Company's annual wind-generation resources availability as compared to our three-year average availability.

Safety goals were designed to demonstrate continuous safety improvement, which we measure using both leading and lagging indicators. Safety goals included: tracking the number and severity of incidents recorded with the Occupational Safety and Health Administration; and implementing proactive safety measures designed to support zero-injury efforts, namely, the ALLETE-wide safety perception survey, the ALLETE Moves stretching program, and individual leadership safety conversations. An NEO's failure in any quarter to complete a leadership safety conversation, would have resulted in a reduction in their final AIP award payout equal to 2.5 percent per quarter. An employee fatality, or a willful disregard of an environmental, reliability, or Federal Energy Regulatory Commission regulation or standard, would have resulted in a reduction to, or non-payout of, safety goals.

The CEO, with input from senior management, reports the progress made on strategic goals and operational and value goals to the ECHC Committee. The ECHC Committee then determines the extent to which performance targets have been achieved.

Finally, the ECHC Committee established the operational and safety goals reflected in the table on page 45, which in the aggregate constituted 12% of the total AIP for 2023.

2023 ALLETE AIP Results
All NEOs, except Ms. Johnson, earned 179.9 percent of their respective 2023 target annual incentive opportunity (compared to 104.2 percent in 2022).

To calculate the financial goals for AIP purposes, the ECHC Committee established specified exclusions and adjustment guidelines at the beginning of the plan year. The ECHC Committee also determined at the beginning of the plan year that it would evaluate on a case-by-case basis the effect of discrete, non-recurring events that might occur during the plan year.

As disclosed in ALLETE's Form 10-K for the year ended December 31, 2023, prior to adjustment, Net Income Attributable to ALLETE was $247.1 million (compared to $189.3 million for 2022). That amount was then decreased by $3.59 million, in accordance with the ECHC Committee's predetermined exclusion to exclude ALLETE Properties financial results. After this exclusions, 2023 net income for AIP purposes was $243.51 million, resulting in a payout at the superior level.

As disclosed in ALLETE's Form 10-K for the year ended December 31, 2023, Cash from Operating Activities for the year ended December 31, 2022, prior to adjustment, was $585.3 million (compared to $221.3 million for 2022). That amount was then decreased by an overall $196.08 million in accordance with the ECHC Committee's predetermined exclusions and its guidelines for evaluating, on a case-by-case basis, the impact of discrete, non-recurring events that occur during the plan year, to reflect the following adjustments to cash from operating activities for AIP purposes: (1) ALLETE Properties operations (decreased by $4.09 million); (2) the timing of accounting for the Minnesota Power fuel adjustment clause true-up (decreased by $44.0 million); (3) ACE's build-own-transfer construction projects that are included in inventory (decreased by $172.59 million); (4) pension plan contributions (increased by $17.3 million); and (5) asset decommissioning costs that were not budgeted (increased by $7.3 million). After these adjustments, 2023 cash from operating activities for AIP purposes was $389.22 million, resulting in a payout at the superior level.

With respect to strategic goals, we achieved a level that fell between target and superior; operational and safety goal fell between threshold and target.

The ALLETE AIP results were calculated as follows:

2023 ALLETE AIP Payout
Performance Goal	Weighting	Unweighted Results	Payout[1]
Net Income	50%	200.0%	100.0%
Cash from Operating Activities	20%	200.0%	40.0%
Strategic Goals	18%	166.7%	30.0%
Operational Goals	6%	63.3%	3.80%
Safety Goals	6%	101.7%	6.10%
Total	100%		179.9%
1    Payout is expressed as a percentage of the NEO's annual incentive target opportunity.

The table below summarizes the metrics included in the 2023 AIP, as well as the corresponding level of achievement, in each case as approved by the ECHC Committee:

2023 ALLETE AIP Goals and Results
Financial Metrics[1]
Measurement	Threshold	Target	Superior	Actual	Weighting	Unweighted Results	Payout
Net Income	$188.82 million	$209.8 million	$230.78 million	$243.51 million	50.0%	200.0%	100.0%
Cash from Operating Activities	$245.07 million	$272.3 million	$299.53 million	$389.22 million	20.0%	200.0%	40.0%
Strategic Goals
	Threshold	Target	Superior	Actual	Weighting	Unweighted Results	Payout
Advance Sustainability	Execution of Transmission Strategy			Between Target and Superior	10.0%	180.0%	18.0%
	Advance Sustainability			Between Target and Superior	8.0%	150.0%	12.0%
Operational Goals
	Threshold	Target	Superior	Actual	Weighting	Unweighted Results	Payout

Outage Duration (System Average Interruption Duration Index)	50th percentile Q1: 10.64 Q2: 32.62 Q3: 40.88 Q4: 23.79	62.5 percentile Q1: 9.42 Q2: 28.73 Q3: 36.00 Q4: 31.12	75th percentile Q1: 8.14 Q2: 24.84 Q3: 31.12 Q4: 18.11	Q1: 9.70 Q2: 41.73 Q3: 36.46 Q4: 15.68	Q1: 0.3% Q2: 0.3% Q3: 0.3% Q4: 0.3%	91.7%	1.1%
Outage Frequency (System Average Interruption Frequency Index)	50th percentile Q1: 0.13 Q2: 0.30 Q3: 0.36 Q4: 0.21	62.5 percentile Q1: 0.11 Q2: 0.27 Q3: 0.32 Q4: 0.19	75th percentile Q1: 0.13 Q2: 0.26 Q3: 0.29 Q4: 0.14	Q1: 0.15 Q2: 0.41 Q3: 0.42 Q4: 0.17	Q1: 0.3% Q2: 0.3% Q3: 0.3% Q4: 0.3%	41.7%	0.5%
Outage Interruptions (Customer Average Interruption Duration Index)	50th percentile Q1: 87.71 Q2: 112.51 Q3: 114.34 Q4: 114.56	62.5 percentile Q1: 81.60 Q2: 105.67 Q3: 106.37 Q4: 106.58	75th percentile Q1: 75.49 Q2: 96.83 Q3: 98.41 Q4: 98.60	Q1: 64.15 Q2: 102.47 Q3: 86.68 Q4: 86.98	Q1: 0.3% Q2: 0.3% Q3: 0.3% Q4: 0.3%	183.3%	2.2%
Generation Resource Reliability (Thermal and Hydro: Intermediate Seasonal Accredited Capacity)	Equivalent to prior year 899 MW	5% improvement from prior year 944MW	7.5% improvement from prior year 967MW	885MW	1.2%	—%	—%
Renewables Availability	Equal to 3-year average 95.4	.6% better than 3-year average 96	1.6% better than 3-year average 97	92.85%	1.2%	—%	—%
Safety Goals
	Threshold	Target	Superior	Actual	Weighting	Unweighted Results	Payout
Safety Perception Survey	Effectively communicated, results communicated, and action plans identified			Target	1.0%	100%	1.0%
ALLETE Moves Stretching Program	.75 x week	1.0 x week	1.25 x week		1.0%	140%	1.4%
Safety Incident Rate (reportable injuries per 100 employees)	60th percentile (1.9)	75th percentile (1.4)	80th percentile (0.9)	below 60th percentile (2.3)	2.0%	0%	0.0%
Safety Severity Rate (Lost workdays per 100 employees)	60th percentile (16.91)	75th percentile (10.88)	80th percentile (5.6)	80th percentile (5.6)	2.0%	1.9%	3.7%

					Total		179.9%
1 The calculations of net income and cash from operating activities for AIP purposes are described in detail on page 44.

AIP performance goals, weighting, and measures for Ms. Johnson
Ms. Johnson's 2023 AIP performance goals, weighting, and measures were divided between the ALLETE AIP program described above and the ACE AIP program. Ms. Johnson earned 174.9 percent of her 2023 target annual incentive opportunity of which 25 percent of Ms. Johnson's award was tied to ALLETE goals, which paid out at 179.9 percent of target opportunity and 75 percent of her award was tied to ACE performance goals, which paid out at 173.2 percent of target opportunity. ACE's net income results were superior and ACE's strategic and operational goals were achieved at a level between target and superior. The ACE 2023 annual incentive goals, weighting, measures, and results were as follows:

ACE 2023 AIP Performance Goals, Weighting, Measures, and Results
	Threshold	Target	Superior	Actual	Weighting	Unweighted Results	Payout[1]

Financial Metrics
ALLETE Net Income[2]	$188.82 million	$209.8 million	$230.78 million	$243.51 million	15.0%	200.0%	30.0%
ACE Net Income[3]	$30.3 million	$35.6 million	$39.2 million	$71.7 million	45.0%	200.0%	90.0%

Strategic Goals
Implement Southwest Power Pool Solutions				Between Target and Superior	15.0%	133.3%	20.0%
Maximize Portfolio Value				Between Target and Superior	15.0%	113.3%	17.0%

Operational and Safety Goals
Revenue-Weighted Fleet Availability	94.0%	95.0%	97.0%	95.5%	5.00%	124%	6.2%
Safety Perception Survey Participation	75%	85%		100%	1.25%	133.6%	1.67%
ALLETE Moves Stretching Program (Employees record activity sessions at least eight times per month)	90%	95%	100%	100%	1.25%	200%	4.17%
Safety Severity Rate (Lost workdays per 100 employees)	60th percentile (16.91)	75th percentile (10.88)	80th percentile (5.6)	100th percentile (0)	1.25%	200%	4.17%

					Total		173.2%
1 Payout is expressed as a percentage of AIP target opportunity.
2    Threshold net income was set at 90 percent of ALLETE's budgeted net income, target was set at budget, and superior was set at 110 percent of budget. ALLETE net income for AIP calculation purposes is described in more detail on page 44.
3    Threshold net income was set at 90 percent of ACE's budgeted net income, target was set at budget, and superior was set at 110 percent of budget.

Long-Term Incentive Awards: PSAs and RSUs

We use long-term incentive compensation to reward executives for achieving business objectives that are designed to grow long-term shareholder value. The time-vesting and forfeiture provisions associated with long-term incentive compensation also encourage NEOs to stay with the Company. Long-term incentive compensation elements consist of PSAs and RSUs. The LTIP provides payment opportunity levels that are market-competitive. PSAs include a cap on the maximum award amount.

The ECHC Committee grants PSAs and RSUs under the LTIP at the beginning of each year. Although the ECHC Committee can make additional grants at other times of the year, it did not do so in 2023 for any NEO.

We do not award stock options. We do not time equity awards to the release of material, non-public information. The ECHC Committee meeting schedules for the ensuing year are generally set six months prior to the start of the calendar year.

Performance Share Awards (PSAs)
PSAs reward executives for performance over a three-year period. Rewarding executives for creating long-term shareholder value links pay to performance.

Dividend equivalents accrue during the performance period and allow NEOs to receive the value of dividends that would have been paid on Common Stock between the grant date and the date the performance shares are paid, but only if performance goals are achieved. If earned, performance shares and dividend equivalents are paid in Common Stock after the end of the performance period. If earned, performance shares and dividend equivalents are paid in Common Stock after the end of the performance period.

Performance is measured by ALLETE's TSR relative to a group of peer companies and by EPS CAGR. The ECHC Committee selected relative TSR because it measures the value shareholders realize from their investment in Common Stock, assuming full dividend reinvestment, as compared to investment opportunities available in comparable companies. The ECHC Committee selected EPS CAGR because it measures, in absolute terms, how the Company's earnings per share over the three-year period compares to our established long-term growth objectives.

The performance period begins on the first day of the three-year performance period. The payment amount with respect to any award is determined at the end of the three-year period. In 2023, NEOs were granted PSAs for the three-year performance period beginning on January 1, 2023, and ending on December 31, 2025.

For the 2023-2025 performance period, the ECHC Committee set target relative TSR at the
50th percentile among the peer group, with threshold set at the 30th percentile, and superior set at the 85th percentile. If ALLETE's relative TSR percentile at the end of the performance period falls below threshold, no PSAs will be earned. Straight-line interpolation will be used to determine earned awards based on a relative TSR percentile result between threshold and target, or target and superior.

ALLETE's TSR was or will be compared to the TSR of a peer group made up of the companies in the EEI Stock Index. The ECHC Committee believes that the companies comprising the EEI Stock Index reflect comparable investment alternatives available to shareholders. The specific peer group we use consists of all the companies that were in the EEI Stock Index as of December 31 of the last year in the three-year performance period, and that have been in the EEI Stock Index for at least three full years as of that date.

The EEI Stock Index companies as of December 31, 2023, based on information published as of that date, were as follows:

TSR Peer Group Companies*
Alliant Energy Corporation	Entergy Corporation	Otter Tail Corporation
Ameren Corporation	Evergy, Inc.	PG&E Corporation
American Electric Power Company	Eversource Energy	Pinnacle West Capital Corporation
Avangrid, Inc.	Exelon Corporation	PNM Resources, Inc.
Avista Corporation	FirstEnergy Corp.	Portland General Electric Company
Black Hills Corporation	Hawaiian Electric Industries, Inc.	PPL Corporation
CenterPoint Energy, Inc.	IDACORP, Inc.	Public Service Enterprise Group, Inc.
CMS Energy Corporation	MDU Resources Group, Inc.	Sempra Energy
Consolidated Edison, Inc.	MGE Energy, Inc.	The Southern Company
Dominion Energy, Inc.	NextEra Energy, Inc.	Unitil Corporation
DTE Energy Company	NiSource, Inc.	WEC Energy Group, Inc.
Duke Energy Corporation	NorthWestern Corporation	Xcel Energy Inc.
Edison International	OGE Energy Corp.
* Companies can be dropped from or added to the EEI Stock Index during the performance period due to mergers or other activities. If a company is dropped from the EEI Stock Index during the performance period, no information related to that company will be included in the performance calculation. A company that is newly added to the EEI Stock Index after the start of the performance period also will be excluded from the performance calculation. If a company in the EEI Stock Index at the beginning of a performance period undergoes a corporate restructuring during the performance period and the company remains in the EEI Stock Index following the transaction, the company will be included in the performance calculation.

During the three-year performance period ending on December 31, 2023, ALLETE's shareholders realized a TSR of 11.9 percent, ranking us in the 53rd percentile of the peer group companies, resulting in a payout of 107.51 percent, resulting in a payout slightly above target.

For the 2021-2023 performance period, EPS CAGR was measured by calculating ALLETE's annual EPS at the end of the three-year performance period, using as a baseline ALLETE's EPS for the year ended December 31, 2020, adjusted to exclude ALLETE Properties operations. During the three-year performance period ended on December 31, 2023, ALLETE EPS CAGR was eight percent, resulting in a superior level payout of 200 percent.

For the 2022-2024 performance period, EPS CAGR will be measured by calculating ALLETE's annual EPS at the end of the three-year performance period, using as a baseline ALLETE's EPS for the year ended December 31, 2021. For the 2023-2025 performance period, EPS CAGR will be measured by calculating ALLETE's annual EPS at the end of the three-year performance period, using as a baseline ALLETE's EPS for the year ended December 31, 2022.

Target was set at the midpoint of earnings guidance, or six percent, with threshold at four percent, and superior at eight percent. If the EPS CAGR percentage result at the end of the performance period is below threshold, no PSAs with the EPS CAGR performance metric will be earned. Straight-line interpolation will be used to determine earned awards based on the EPS CAGR percentage result between threshold and target, or target and superior.

Restricted Stock Units (RSUs)
RSUs are used as a retention incentive and to encourage Common Stock ownership. Each RSU entitles the NEO to receive one share of Common Stock when the unit vests at the end of a three-year period. The RSUs granted in 2023 will vest on December 31, 2025. The NEOs must remain employed by the Company at the time RSUs vest to receive the Common Stock. Dividend equivalents accrue during the vesting period, but are paid only if the RSUs vest. Dividend equivalents allow the NEO to receive the value of dividends that would have been paid on Common Stock during the vesting period. RSUs and dividend equivalents are paid in Common Stock after the end of the vesting period.

The table below shows 2023 LTIP target opportunities for the NEOs. For all NEOs, the target opportunities were allocated as follows: 75 percent to PSAs (half of which use relative TSR as the performance metric and half of which use EPS CAGR as the performance metric) and 25 percent to RSUs. The Company retained Willis Towers Watson to calculate the estimated fair value of PSAs. For PSAs with relative TSR as the associated performance measure, the estimated fair value reflects a modeled probability of achieving the performance goals, employing a Monte-Carlo simulation that uses an underlying Black-Scholes model. The target number of PSAs (TSR) is determined by dividing each NEO's target award opportunity—shown in the table below—by $75.86, the estimated fair value of a PSA (TSR) as of December 31, 2022. For PSAs with EPS CAGR as the associated performance metric, the valuation was calculated using a per-share value of $64.51, the closing price for Common Stock on December 30, 2022. The number of RSUs granted to the NEOs also was calculated using a per-share value of $64.51.

LTIP Target Opportunities for 2023–2025 Performance Period
	Total Target Opportunity	Allocation of Long-Term Incentive Plan Target Opportunity
		PSAs with TSR Performance Metric	PSAs with EPS CAGR Performance Metric	PSAs as % of Total Target Opportunity	RSUs	RSUs as % of Total Target Opportunity
Ms. Owen	$1,000,000	4,943	5,813	75%	3,875	25%
Mr. Morris	$300,000	1,483	1,774	75%	1,163	25%
Ms. Thickens	$250,000	1,236	1,453	75%	969	25%
Ms. Johnson	$250,000	1,236	1,453	75%	969	25%
Mr. Skelton	$200,000	989	1,163	75%	775	25%

The ECHC Committee has discretion to modify or eliminate awards, whether or not performance goals have been achieved. The ECHC Committee did not exercise discretion to modify or eliminate LTIP awards during 2023.

Vesting of 2021 - 2023 PSAs
In 2021, the ECHC Committee granted PSAs that would vest, if at all, based on ALLETE’s TSR and EPS CAGR for the three-year period ended December 31, 2023.

ALLETE's TSR for the three-year period ended December 31, 2023 was 11.9 percent, ranking us in the 53rd percentile among the peer group, which was between target and superior and resulted in a
107.5 percent payout for TSR-related PSAs that were granted in 2021. ALLETE's EPS CAGR for the three-year period ended December 31, 2023, was eight percent, which was superior and resulted in a 200 percent payout for the EPS CAGR-related PSAs that were granted in 2021.

2021 - 2023 LTIP Results
TSR Ranking Relative to Peer Companies			EPS CAGR
Actual: 53rd percentile			Actual: 8 percent
	85th percentile	Superior		8 percent	Superior
	50th percentile	Target		6 percent	Target

	30th percentile	Threshold		4 percent	Threshold

OTHER GUIDELINES, POLICIES, BENEFITS, AND PRACTICES
Executive Common Stock Ownership Guidelines
We believe NEOs should be ALLETE shareholders to encourage them to act as owners and focus on long-term, sustained performance when making business decisions. We use Common Stock to fund NEOs' long-term incentive compensation and a portion of the Company's contribution to NEOs'
tax-qualified, defined-contribution retirement savings plan accounts.

Common Stock ownership guidelines have been established by the CG Committee as discussed on page 31. Under the guidelines, Ms. Owen is expected to own shares of Common Stock that have a value equal to five times her annual base salary. Mr. Morris is expected to own shares of Common Stock that have a value equal to three times his annual base salary. All other NEO are expected to own shares of Common Stock that have a value equal to their respective annual base salary.

Common Stock may be owned directly by the NEO, owned jointly with or separately by the NEO's spouse, or held in trust for the benefit of the NEO, the NEO's spouse, or the NEO's dependent children. RSUs that have been granted but not yet time-vested are counted under the Common Stock ownership guidelines.

The Common Stock ownership guidelines essentially require that NEOs retain 100% of any Common Stock they receive under the LTIP (after share withholding to satisfy tax obligations) until they have achieved the applicable ownership guideline.

NEOs are expected to meet their Common Stock ownership guideline within seven years after first becoming subject to the guidelines. NEOs who are promoted to a position with a higher Common Stock ownership expectation have five years from the promotion to meet their new guideline.

At least annually, the CG Committee reviews Common Stock ownership to confirm that the NEOs have met or are making reasonable progress toward their Common Stock ownership guidelines.

The CG Committee may reduce the Common Stock ownership guideline for an NEO following a publicly announced plan to retire or in other circumstances the CG Committee deems appropriate.

Each NEO has already met, or is making reasonable progress toward meeting, their Common Stock ownership guideline. Common Stock ownership levels as of March 15, 2024, and how that ownership measured against Common Stock ownership guidelines as of March 15, 2024, are shown in the table on page 9.

Compensation Recovery Policy

Effective December 1, 2023, we adopted an Executive Compensation Recovery Policy that requires ALLETE to recover from NEOs erroneously awarded incentive-based compensation in the event of an accounting restatement. This policy applies to compensation received from and after October 2, 2023, and is consistent with the requirements of the SEC’s final compensation clawback rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the NYSE listing standards.

At the same time, we adopted a Discretionary Executive Compensation Recovery Policy that permits ALLETE, at the discretion of the ECHC Committee, to recover compensation in the event the ECHC determines an NEO has engaged in any of the following misconduct: committing a felony or engaging in willful misconduct or a breach of fiduciary duty, in each case, connected to the NEO's services to the Company; committing an act of fraud, embezzlement, or misappropriation related to the Company; or breaching a restrictive covenant in any employment agreement with the Company.

Risk Assessment

Our compensation programs are designed to motivate performance and to avoid promoting behaviors that would create undue risk. The ECHC Committee considers multiple risk factors in establishing executive compensation programs, when setting compensation levels, and when selecting measures and performance goals for our performance-based compensation programs. Important factors taken into consideration include:
•A design that aligns shareholder, stakeholder, and NEO interests.
•Performance metrics that align with our values and business strategy.
•The use of multiple metrics to measure performance.
•Long-term incentives have three-year measuring periods to encourage long-term decision making and value creation.
•Design and opportunity levels are market-competitive and comparable to our peer companies.
•Incentive-based compensation is capped.
•Incentive calculations are internally audited.
•Our Common Stock ownership guidelines requires NEOs to hold a meaningful equity interest in the Company, encouraging them to focus on long-term, sustained performance when making business decisions.
•NEOs' incentive-based compensation is subject to recovery "clawback" as discussed in the Compensation Recovery Policy section above.

Pledging, Hedging, and Short Sales by NEOs Prohibited

NEOs are prohibited from holding Common Stock in a margin account or otherwise entering into any pledge arrangement that would permit a third party to sell the securities without the NEO's consent or knowledge. In addition, NEOs may not enter into any transaction that allows them to be insulated from the full risk or reward of Common Stock ownership (i.e., hedging) and NEOs may not enter into any transaction that could result in allowing them to benefit from a decrease in the value of Common Stock (i.e., short sale).

Retirement and Other Broad-Based Benefits

We provide benefits, including retirement benefits, to attract and retain executive talent. Retirement benefits also reward long-term service with the Company. NEOs are eligible for retirement benefits under the same plans available to other eligible employees. NEOs are also eligible for supplemental retirement benefits under our supplemental executive retirement plans.

NEOs participate in a range of broad-based employee benefits, including paid vacation, sick pay, disability benefits, a flexible compensation plan, an employee stock purchase plan, group term life insurance, health benefits, and post-retirement health benefits.

Tax-Qualified Retirement Benefits
For all NEOs except Ms. Thickens, who was hired after September 2006, we provide tax-qualified retirement benefits from two primary sources: (1) the RSOP, a defined-contribution retirement savings and stock ownership plan, and (2) a traditional defined benefit pension plan. Since October 2006, we have emphasized delivering nonunion retirement benefits through the RSOP; therefore, for Ms. Thickens, her tax-qualified retirement benefit comes only from the RSOP. Both the RSOP and pension plan benefits are intended to be tax-qualified.

The RSOP has features of both an employee stock ownership plan and a 401(k) savings plan. NEOs may elect to defer salary into the RSOP up to the limits imposed by the Tax Code and the RSOP. In addition, we contribute to the NEOs' RSOP accounts a matching contribution of up to four percent of base salary for all NEOs, except Ms. Thickens, and up to five percent for Ms. Thickens. All NEOs, except Ms. Thickens, are also eligible for an annual Company contribution of between 8.5 percent and 11.5 percent of base salary, depending on the NEO's age. Ms. Thickens is eligible for an annual contribution of six percent. The amount contributed by the Company to each NEO under the RSOP is included in column (h) of the Summary Compensation Table on page 58.

The present value of each eligible NEO's pension benefits as of December 31, 2023, is shown in the Pension Benefits table on page 62. The 2023 increase in the pension benefits value for each eligible NEO is included in column (g) of the Summary Compensation Table on page 58.

Supplemental Executive Retirement Benefits
We provide supplemental retirement benefits to NEOs through the SERP, our non-tax-qualified retirement plan. Generally, the SERP is designed to provide benefits that, in the aggregate, substantially equal the benefits the NEOs would have been entitled to receive if the Tax Code did not limit the types and amounts of compensation that can be considered under tax-qualified benefit plans. Providing SERP benefits is also a recruiting and retention strategy for executive talent because it provides additional retirement planning opportunities.

The SERP has three components: a supplemental pension benefit, a supplemental defined contribution benefit, and a deferral account benefit. The SERP benefits are discussed in more detail starting on page 63.

Perquisites

The Company gave NEOs limited perquisites in 2023. Perquisites are tailored to the individual NEO, take into account business purpose, and may include: reimbursement for financial and tax planning services; identity theft coverage; club memberships; approved travel, meal, and entertainment expenses for spouses; and executive physicals. As required by the Tax Code, we impute income to the NEOs for reimbursement of personal expenses; we provide no tax gross-ups for this imputed income.

The ECHC Committee has reviewed all perquisites and determined that they are a minimal component of total compensation and facilitate the NEOs' performance of their job responsibilities. In 2023, each NEO received less than $10,000 in perquisites.

Severance Benefits

We have no employment agreements with any of our NEOs. Under the CIC Severance Plan, NEOs could receive severance benefits in connection with a change in control of the Company. The CIC Severance Plan would provide benefits in the event of an involuntary termination of employment (or resignation following certain unfavorable changes made to an NEO's duties, compensation, or benefits) occurring within six months before, or up to two years after, a change in control. The CIC Severance Plan is designed to encourage executives to remain dedicated and objective when evaluating transactions that could result in a loss of employment in connection with a potential change in control and to minimize the risk that executives would depart prior to a change in control. The ECHC Committee believes that the most effective way to accomplish these objectives is to require both a change in control and termination of employment before severance benefits are paid. This ensures that NEOs would not receive severance benefits unless they are adversely affected by a change in control.

During 2023, the CIC Severance Plan would have provided Ms. Owen and Mr. Morris with a lump-sum severance payment equal to two and one-half times their annual cash compensation. The CIC Severance Plan would have provided Ms. Thickens, Ms. Johnson, and Mr. Skelton with a lump-sum severance payment equal to two times their annual cash compensation. The CIC Severance Plan also contains a modified payment cap whereby the payment would be reduced below the Tax Code Section 280G safe harbor amount if that would result in a greater after-tax amount to the NEO than the after-tax amount that would be retained if the Company paid an unreduced benefit subject to the excise tax. We provide no tax gross-up in connection with any severance payments under the CIC Severance Plan. As it does each year, the ECHC Committee reviewed the terms of the CIC Severance Plan in 2023, in consultation with Pearl Meyer, and believes that the CIC Severance Plan aligns with mainstream practice.

The SERP II includes a change in control provision that accelerates payment of the supplemental executive retirement benefits and deferral account benefits, earned after December 31, 2004, upon a termination of employment in connection with a change in control. There are also change in control features in both the AIP and the LTIP. The change in control features in the SERP II, the AIP, and the LTIP are designed to protect NEOs from losing previously-granted benefits on account of a change in control.

The potential value of the change in control severance benefits is discussed more fully in the “Potential Payments Upon Termination or Change in Control” section starting on page 67.

Tax and Accounting Considerations

We attempt to structure NEOs' compensation in a manner that maximizes the Company's ability to recognize tax deductions and we consider the accounting implications of our compensation elements. Because the primary objectives of our compensation programs are tied to performance, however, the ECHC Committee may design a compensation structure regardless of whether it qualifies for a tax deduction or more favorable accounting treatment if deemed in the Company's best interest. We do not provide tax gross-ups on payments to NEOs, except in connection with relocation expenses covered under the Company's broad-based relocation policy.

Section 280G of the Tax Code limits the amount that we may deduct for payments in connection with a change in control, commonly referred to as “parachute payments." If total payments to any covered individual in connection with a change in control exceed the Section 280G limits, the Company's deduction would be limited and the recipient's parachute payments would be subject to an excise tax. The CIC Severance Plan has a modified severance payment cap that limits payments to a level below the safe harbor amount provided by Tax Code Section 280G if the NEO would retain a greater after-tax amount than the after-tax amount that would be retained if the Company paid an unreduced benefit that was subject to the excise tax.

EXECUTIVE COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT
________________________________________________________________

The ECHC Committee has reviewed the CD&A and discussed it with management. Based upon such review and the related discussions, the ECHC Committee has recommended to the Board that the CD&A be included in this Proxy Statement and ALLETE's Form 10-K for the year ended
December 31, 2023.

March 28, 2024

Executive Compensation and Human Capital Committee
Robert P. Powers, Chair
Susan K. Nestegard, ex officio
Madeleine W. Ludlow
Barbara A. Nick
Charlene A. Thomas

EXECUTIVE COMPENSATION TABLES
________________________________________________________________

The following table sets forth information for the last three fiscal years. Information for fiscal years 2021 and 2022 is not provided for Mr. Skelton because he was not an NEO prior to 2023.

Summary Compensation Table–2023
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position[1]	Year	Salary	Bonus[2]	Stock Awards[3]	Non-Equity Incentive Plan Compensation[4]	Change in Pension Value[5]	All Other Compensation[6]	Total

Bethany M. Owen	2023	$753,893	—	$963,802	$1,409,720	$75,329	$371,998	$3,574,742
Chair, President and CEO	2022	$696,116	—	$797,313	$656,482	—	$188,511	$2,338,422
	2021	$644,132	—	$757,908	$637,131	$385,368	$154,000	$2,578,539

Steven W. Morris	2023	$412,106	—	$289,256	$520,946	$32,960	$160,305	$1,415,573
Senior Vice President and CFO	2022	$360,111	$40,000	$234,767	$211,150	—	$81,163	$927,191
	2021	$298,072	—	$189,450	$156,530	$28,446	$66,123	$738,621

Margaret A. Thickens	2023	$400,058	—	$240,968	$414,023	—	$127,799	$1,182,848
Vice President, Chief Legal Officer, and Corporate Secretary	2022	$349,980	$40,000	$187,578	$187,315	—	$68,273	$833,146
	2021	$322,896	—	$189,450	$170,216	—	$58,733	$741,295

Nicole R. Johnson	2023	$380,085	—	$240,968	$388,485	$12,868	$114,469	$1,136,875
Vice President; President–ALLETE Clean Energy	2022	$333,808	$40,000	$211,075	$153,738	—	$67,707	$806,328
	2021	$311,517	—	$216,554	$164,217	—	$62,980	$755,268

Joshua J. Skelton	2023	$340,880	—	$192,814	$288,637	$6,505	$98,700	$927,536
Vice President; Chief Operating Officer - MP

1 The principal positions shown above are as of March 15, 2024.
2    The amounts in column (d) represent discretionary cash bonuses paid in connection with the acquisition of New Energy.
3 The amounts shown in column (e) represent the aggregate grant date fair value of RSUs and PSAs granted in 2023 pursuant to the LTIP, and do not necessarily correspond to the actual economic value that may be received by the NEO. The actual amount that the NEO will earn will depend on the extent to which long-term incentive goals are achieved and on the then-current market price of Common Stock. The amounts shown reflect the grant date fair value determined in accordance with generally accepted accounting principles under ASC 718, using the same assumptions used in the valuation of compensation expenses disclosed in Note 13 to the Company's Consolidated Financial Statements contained in ALLETE's Form 10-K for the year ended December 31, 2023, but based on a modeled probability of reaching performance goals and excluding the effect of estimated forfeitures. All values were calculated by our consultant, Willis Towers Watson. For PSAs with TSR as the performance metric, the estimated value was calculated using a Monte-Carlo simulation with an underlying Black-Scholes model. For both RSUs and PSAs with EPS CAGR as the performance metric, the estimated value was calculated using the closing price of Common Stock on February 2, 2023. The grant date fair value is the total amount that we will recognize as an expense over the awards' vesting period, except that the amounts shown do not include a reduction for forfeitures.

The following table presents the grant date fair values included in column (e) by award type and also includes the grant date fair value of the PSAs granted in 2023 assuming maximum performance is achieved:

		PSAs
	RSUs	Target	Maximum
Bethany M. Owen	$245,404	$718,398	$1,436,796
Steven W. Morris	$73,723	$215,533	$431,066
Margaret A. Thickens	$61,367	$179,601	$359,202
Nicole R. Johnson	$61,367	$179,601	$359,202
Joshua J. Skelton	$49,081	$143,734	$287,468

4 The amounts in column (f) reflect AIP awards earned in 2023 at 179.9 percent of target for all NEOs, except Ms. Johnson whose AIP award was 174.9 percent of target. AIP award amounts ranged from 81 percent to 170.9 percent of the NEO's base salary.
5 All amounts shown in column (g) represent the actuarial change in the value of benefits earned by each eligible NEO under our pension and SERP II plans, which are described in detail starting on page 63 and were not paid to NEOs in the year reported. For each NEO who was eligible for retirement benefits under the pension or SERP II, the 2022 aggregate change in the actuarial present value of their accumulated retirement benefits was negative and, therefore, is reflected in the table as $0; the actual amounts are as follows: Ms. Owen—negative $340,630, Mr. Morris—negative $126,156, and Ms. Johnson—negative $85,435. Ms. Johnson's 2021 aggregate change in the actuarial present value of her accumulated retirement benefit was negative $17,007. Ms. Thickens is not eligible for retirement benefits under either the pension or SERP II plan.
6 In addition to the company benefit plan contributions itemized below, amounts included in All Other Compensation for 2023 also reflect flexible compensation benefits, nominal service-anniversary recognition, and life insurance premiums:

	Company RSOP Contributions	Company Contributions Under SERP II
Bethany M. Owen	$51,150	$313,004
Steven W. Morris	$51,150	$101,763
Margaret A. Thickens	$36,300	$84,088
Nicole R. Johnson	$41,250	$72,518
Joshua J. Skelton	$37,950	$53,847

The following table shows information about the AIP and LTIP opportunities granted to NEOs for 2023.

Grants of Plan-Based Awards–2023
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Award Type[1]	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards[3]
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Bethany M. Owen
Annual Incentive	02/02/23	$344,790	$783,613	$1,567,227	—	—	—	—	—
PSAs (TSR metric)	02/02/23	—	—	—	2,472	4,943	9,886	—	$350,261
PSAs (EPS CAGR metric)	02/02/23	—	—	—	2,907	5,813	11,626	—	$368,137
RSUs	02/02/23	—	—	—	—	—	—	3,875	$245,404
Steven W. Morris
Annual Incentive	02/02/23	$127,413	$289,575	$579,150	—	—	—	—	—
PSAs (TSR metric)	02/02/23	—	—	—	742	1,483	2,966	—	$105,085
PSAs (EPS CAGR metric)	02/02/23	—	—	—	872	1,744	3,488	—	$110,448
RSUs	02/02/23	—	—	—	—	—	—	1,163	$73,723
Margaret A. Thickens
Annual Incentive	02/02/23	$101,262	$230,141	$460,281	—	—	—	—	—
PSAs (TSR metric)	02/02/23	—	—	—	618	1,236	2,472	—	$87,583
PSAs (EPS CAGR metric)	02/02/23	—	—	—	727	1,453	2,906	—	$92,018
RSUs	02/02/23	—	—	—	—	—	—	969	$61,367
Nicole R. Johnson
Annual Incentive	02/02/23	$97,746	$222,150	$444,300	—	—	—	—	—
PSAs (TSR metric)	02/02/23	—	—	—	618	1,236	2,472	—	$87,583
PSAs (EPS CAGR metric)	02/02/23	—	—	—	727	1,453	2,906	—	$92,018
RSUs	02/02/23	—	—	—	—	—	—	969	$61,367
Joshua J. Skelton
Annual Incentive	02/02/23	$70,595	$160,443	$320,886	—	—	—	—	—
PSAs (TSR metric)	02/02/23	—	—	—	495	989	1,978	—	$70,081
PSAs (EPS CAGR metric)	02/02/23	—	—	—	582	1,163	2,326	—	$73,653
RSUs	02/02/23	—	—	—	—	—	—	775	$49,081
1    2023 annual incentive awards were made under the AIP; PSAs and RSUs were granted under the LTIP.
2    Goal achievements that fall between threshold and target, or between target and superior, are interpolated on a straight-line basis. Actual awards earned are shown in column (f) of the Summary Compensation Table on page 58.
3    Amounts reflect the grant date fair value determined in accordance with generally accepted accounting principles under
ASC 718, using the same assumptions used in the valuation of compensation expenses disclosed in Note 13 to the Company's Consolidated Financial Statements contained in ALLETE's Form 10-K for the year ended December 31, 2023, but based on a modeled probability of reaching performance goals and excluding the effect of estimated forfeitures. Amounts shown for PSAs and RSUs are award values for accounting purposes. The value an NEO realizes from PSAs with TSR as the performance metric will depend on actual Common Stock performance relative to the peer company group, as discussed starting on page 48, and the market price of Common Stock. The value an NEO realizes on PSAs with EPS CAGR as the performance metric will depend on the Company's baseline EPS for the year ending December 31 of the year prior to the beginning of the three-year performance period and ALLETE's earnings per share at the end of the three-year performance period, as discussed on page 49, and the market price of Common Stock. The value an NEO realizes from RSUs depends on the market value of Common Stock at the time of vesting.

Outstanding Equity Awards at Fiscal Year-End–2023
(a)	(b)	(c)	(d)	(e)
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested[1]	Market Value of Shares or Units of Stock That Have Not Vested[2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested[3]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested[4]
Bethany M. Owen	25,322	$1,282,867	39,162	$2,395,148
Steven W. Morris	6,709	$410,322	11,663	$713,309
Margaret A. Thickens	6,277	$383,901	9,574	$585,546
Nicole R. Johnson	7,003	$428,304	10,009	$612,150
Joshua J. Skelton	4,126	$142,198	7,201	$440,413
1    The amounts in column (b) consist of the following: (i) the PSAs earned for the 2021-2023 performance period that the NEOs received in Common Stock on February 7, 2024, which are deemed to be earned because the performance condition had been achieved as of December 31, 2023, and (ii) RSUs granted on February 2, 2021, February 1, 2022, and February 2, 2023, plus dividend equivalents. RSUs vest over a three-year period provided the NEO continues to be employed by the Company.
2    The amounts in column (c) were calculated by multiplying the number of units in column (b) by $61.16, the closing price of Common Stock on December 29, 2023.
3    The amounts in column (d) represent Common Stock underlying unearned PSAs and for which the performance period has not ended. These would become payable as follows:

	Payout for Unearned PSAs if the Performance Period Had Ended on December 31, 2023 (% of Target)
Performance Period	PSAs based on the TSR metric(i)	PSAs based on the EPS CAGR metric(ii)
2022-2024	168%	70%
2023-2025	175%	135%
(i) This reflects superior performance for both performance periods, with a TSR ranking at the 85th percentile among the peer group comprised of the EEI Stock Index companies as described starting on page 49.
(ii) This reflects: (a) target performance for the 2022-2024 performance period, with a six percent average annual EPS growth rate; and (b) superior performance for the 2023-2025 performance period, with an eight percent average annual EPS growth rate, as discussed on page 50.
4     The amounts in column (e) were calculated by multiplying the number of shares and units in column (d) by $61.16, the closing price of Common Stock on December 29, 2023.

Option Exercises and Stock Vested–2023
(a)	(b)	(c)
	Stock Awards
Name	Number of Shares Acquired on Vesting[1]	Value Realized on Vesting[2]
Bethany M. Owen	2,086	$124,861
Steven W. Morris	522	$31,215
Margaret A. Thickens	608	$36,418
Nicole R. Johnson	695	$41,620
Joshua J. Skelton	344	$20,608
1    The amounts reflect the RSUs that vested at the end of the 2020-2022 vesting period, which were paid in Common Stock on February 9, 2023. All amounts shown have been rounded to the nearest whole share, whereas actual Common Stock payments included fractional shares.
2    The value realized on vesting, shown in column (c) is calculated by multiplying the number of shares acquired on vesting, as shown in column (b), by $59.85, the closing price of Common Stock on the February 9, 2023 payment date.

Pension Benefits–2023
(a)	(b)	(c)	(d)
Name[1]	Benefit Plan	Number of Years Credited Service[2]	Present Value of Accumulated Benefit[3]
Bethany M. Owen	Nonunion Pension Plan	4.42	$110,547
	SERP II	16.50	$713,715

Steven W. Morris	Nonunion Pension Plan	5.67	$176,801
	SERP II	17.92	$242,273
			t
Nicole R. Johnson	Nonunion Pension Plan	9.25	$113,208

Joshua J. Skelton	Nonunion Pension Plan	5.67	$51,206
1    Ms. Thickens is not included in the table above because she is not eligible for qualified or non-qualified pension benefits having joined the Company after September 30, 2006, the date as of which pension retirement benefits under both the qualified and non-qualified plans were closed to new participants. Ms. Johnson and Mr. Skelton are eligible to receive qualified pension benefits only, as they first became participants under SERP II after September 30, 2006, the date as of which non-qualified retirement benefits were closed to new participants.
2    No service has been credited under the nonunion pension plan since September 30, 2006. The numbers in column (c) for SERP II reflect years of service with the Company through December 31, 2018.
3    The amounts shown in column (d) represent the discounted net present value of the annual annuity payments to which NEOs would be entitled at retirement assuming they retire at age 62, the earliest age at which NEOs can receive unreduced pension benefits. In addition to retirement age, the following assumptions were used to calculate the present value of accumulated benefits: discount rate of 5.41 percent; cost of living adjustment of 3 percent for 2024 and 2.5 percent afterwards; and female spouses are assumed to be three years younger than male spouses. The amounts reflect the accumulated pension benefits over the years of credited service shown for each plan.

PENSION BENEFITS DISCUSSION
________________________________________________________________

ALLETE's defined-benefit nonunion pension plan is intended to be tax-qualified and covers some of our employees, including all NEOs, except Ms. Thickens. Nonunion pension benefits are calculated based on years of service and final average earnings. As part of a company-wide nonunion benefit change, no employee accrued additional credited service for nonunion pension benefits after September 30, 2006. In 2018, additional changes were made to all participating nonunion employees' pension benefits to freeze final average earnings as of November 30, 2018. The nonunion pension benefit is calculated as a life annuity using the following formula:

0.8%	×	(years of credited service from July 1, 1980 through September 30, 2006)	×	final average earnings through November 30, 2018*

* Final average earnings includes the highest consecutive 48 months of salary in the fifteen-year period ending November 30, 2018.

Normal retirement age under the nonunion pension plan is age 65 with at least five years of continuous service with the Company. NEOs become eligible for an unreduced early-retirement benefit at age 62 if they have at least 10 years of continuous service, or at age 58 if they have at least 40 years of continuous service. NEOs are first eligible for a reduced early-retirement benefit at age 50 with at least 10 years of continuous service. Early-retirement benefits are calculated by reducing the retirement benefit by 4 percent for each year and partial year between age 62 and the early-retirement benefit commencement age. Each eligible NEO, except Ms. Johnson and Mr. Skelton, is currently eligible to receive early retirement benefits.

The normal form of benefit payment under the nonunion pension plan for a married participant is a life annuity with a 60 percent surviving spouse benefit. At normal retirement age, each optional form of benefit payment is the actuarial equivalent of the normal form of benefit payment for the nonunion pension plan. The nonunion pension plan does not provide for lump sum distributions unless the lump sum equivalent value is $10,000 or less. Once a pension benefit payment has commenced, the benefit adjusts in future years to reflect changes in cost of living, with a maximum adjustment of three percent per year.

The Tax Code limits both the annual earnings that may be considered in calculating benefits under the pension plan and the annual benefit amount that the pension plan may deliver to an NEO. The SERP plans provide supplemental pension benefits, paid out of general Company assets, to eligible NEOs in amounts generally designed to maintain total benefits at the level that would have been provided by our pension plan if those benefits were not restricted by the Tax Code.

The SERP formula is calculated as follows:

0.8%	×	(years of credited service from July 1, 1980 through December 31, 2018)	×	SERP final average earnings through December 31, 2021*

* SERP final average earnings includes the sum of the NEO's (i) annual salary in excess of the Tax Code limits imposed on nonunion qualified retirement benefits and (ii) annual incentive awards over the highest consecutive 48-month period ending December 31, 2021. The highest consecutive 48-month period for (i) and (ii) above can be different; both, however, must fall within the last 15 years of service.

The present value of eligible NEO's SERP pension benefit as of December 31, 2023, is shown in the Pension Benefits table on page 62. The 2023 increase in the SERP II pension benefit value for each eligible NEO is included in column (g) of the Summary Compensation Table on page 58.

Eligible NEOs have elected a date when their SERP retirement benefit payments will commence and has elected the form of benefit payment. The normal form of payment for SERP II is a 15-year annuity. The optional forms of payment for SERP II benefits are a life annuity or a lump sum, each of which is actuarially equivalent to the normal form of payment.

SERP II benefits vest and become payable only if the NEO (i) retires after reaching age 50 with 10 years of service, (ii) becomes disabled after reaching age 50 with 10 years of service, or (iii) reaches age 50 after becoming disabled with 10 years of service. Vested SERP II benefit payments commence upon the earlier of retirement or disability, or, if a disability occurs prior to vesting, the earlier of attaining age 65 or the date of death. Payment of the SERP II benefits accrued after December 31, 2004 would be accelerated and paid as a lump sum upon a termination of employment in connection with a change in control.

In all other respects, the eligibility requirements for SERP retirement benefits and the calculation of SERP early retirement benefits are the same as the nonunion pension plan's eligibility requirements and early retirement benefits discussed above.

On December 31, 2004, the Company froze SERP I with respect to all plan benefits. Effective
January 1, 2005, the Company established SERP II to comply with Section 409A of the Tax Code. SERP II covers compensation initially deferred, and supplemental pension and supplemental defined contribution benefits accrued or vested, after December 31, 2004.

Effective October 1, 2006, the Company froze eligibility for supplemental pension benefits under
SERP II. Individuals who were not SERP II participants and eligible for supplemental pension benefits on September 30, 2006, are not eligible for supplemental pension benefits.

Supplemental executive retirement benefits were reviewed in 2018 in light of Company cost competitiveness and benchmarking data. Credited service for calculating the supplemental pension benefits was frozen as of December 31, 2018. In addition, amounts NEOs defer to their SERP II deferral account after December 31, 2018, will no longer receive a fixed annual interest crediting rate and will instead be credited or debited with notional gains or losses until the balance has been paid in full. In response to changes in the tax law, SERP II was also amended in 2018, effective January 1, 2019, to eliminate the provision that required a non-elective deferral of the portion of a participant's AIP that the Company could not deduct by application of Section 162(m) of the Tax Code. SERP II was further amended in 2021 to freeze final average earnings as of December 31, 2021.

As of December 31, 2023, all NEOs, except Ms. Thickens, Ms. Johnson, and Mr. Skelton, have vested SERP supplemental pension benefits. Because Ms. Thickens, Ms. Johnson, and Mr. Skelton were not eligible to participate in SERP II before September 30, 2006, they are not eligible for supplemental SERP pension benefits.

ALLETE provides a supplemental defined contribution benefit and a deferral account benefit to the NEOs. The SERP II supplemental defined contribution benefit provides a benefit that is substantially equal to the benefit the NEO would have been entitled to receive if the Tax Code did not impose limitations on the types and amounts of compensation that can be included in the benefit calculations under the ALLETE and Affiliated Companies Flexible Compensation Plan and the RSOP. Annually, NEOs may elect to defer some or all of their salary and AIP award to a SERP II deferral account. NEOs whose base salary is below the tax-qualified benefit plans' annual compensation limit may also elect to defer some or all of the SERP II defined contribution benefit. NEOs can select among different crediting rates to apply to deferral balances under the SERP Plans and the investment options generally match the investment options available to all employees under the RSOP. These investment options include mutual funds and similar investments. The NEOs may change their investment elections at any time. The amount of the 2023 SERP II defined contribution benefit received by each NEO is included in column (h) of the Summary Compensation Table on page 58. The aggregate amount each NEO elected to defer and the amount that the Company contributed to the SERP II in 2023 are shown in the Non-Qualified Deferred Compensation table on page 66.

Each NEO has elected a date when benefit payments from the NEO's SERP I and SERP II deferral accounts will commence and has elected the form of benefit payment. SERP I and SERP II deferral account benefit payments will not begin earlier than the elected commencement date. NEOs may request an early distribution of some or all of their SERP I deferral account balance upon a demonstrated severe financial need or, at any time prior to the elected commencement date, may elect an early withdrawal of contributions made to their account prior to January 1, 2005, subject to a ten percent early withdrawal penalty.

NEOs may not elect to receive an early withdrawal of amounts contributed to their SERP II deferral accounts after December 31, 2004, except that they may request early withdrawal in the event of an unforeseen emergency, which request is subject to the approval of the ECHC Committee. Contributions made to a SERP II deferral account after December 31, 2004, would be paid in full upon a termination of the NEO's employment in connection with a change in control.

NEOs may elect to receive their SERP deferral account balance in the form of either a lump sum or monthly installments over a 5-, 10-, or 15-year period, or a combination of lump sum payment and monthly installments.

NEOs' SERP balances for deferrals made on or before December 31, 2018, will receive a fixed
7.5 percent annual interest crediting rate until paid in full; SERP II balances for deferrals made on or after January 1, 2019, will be will be credited or debited with notional gains or losses until the balance has been paid in full.

Non-Qualified Deferred Compensation–2023
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Plan	Executive Contributions[1]	Company Contributions in 2023[2]	Aggregate Earnings in 2023[3]	Aggregate Withdrawals or Distributions in 2023	Aggregate Balance as of December 31, 2023[4]
Bethany M. Owen	SERP I	—	—	$14,881	—	$107,573
	SERP II	—	$313,004	$68,338	—	$571,498

Steven W. Morris	SERP I	—	—	$175	—	$6,661
	SERP II	—	$101,763	$38,493	—	$1,468,437

Margaret A. Thickens	SERP II	$414,023	$84,088	$26,699	—	$651,063

Nicole R. Johnson	SERP II	—	$72,518	$6,193	—	$48,933

Joshua J. Skelton	SERP II	$189,554	$53,847	$80,017	—	$649,166
1    For Ms. Thickens, the amount shown in column (c) includes 100 percent of the annual incentive plan that was earned in 2023, and for Mr. Skelton the amount shown in column (c) includes 50 percent of the annual incentive plan that was earned in 2023 (reported in column (f) of the Summary Compensation Table on page 58).
2 The amounts shown in column (d) reflect SERP annual make-up awards that were earned in 2023 and automatically deferred in 2024 (reported in column (h) of the Summary Compensation Table on page 58).
3    The amounts in column (e) represent unrealized and realized gains or losses based on the crediting rates associated with the investment funds selected by each NEO.
4    The aggregate balances shown for SERP II include compensation that was earned and deferred in 2021 and 2022, and reported in the Summary Compensation Table under the applicable year in the following cumulative amounts:
    Ms. Owen—$235,157, Mr. Morris—$43,127, Ms. Thickens—$235,409, Ms. Johnson—$45,172, and Mr. Skelton— $215,666. These amounts have since been adjusted for investment performance (i.e., earnings and losses) and deferrals credited during 2023. The aggregate balances shown for the SERP I include compensation that was earned prior to 2009; those balances have been adjusted subsequently for investment performance.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
________________________________________________________________

The NEOs are covered by the CIC Severance Plan. Under the CIC Severance Plan, a change in control generally means any one of the following events:

•Acquisition of more than 50 percent of the total fair market value or total voting power of Common Stock by any person, entity, or group acting together;
•Acquisition in any 12-month period of 40 percent or more of the Company's assets by any person, entity, or group acting together;
•Acquisition in any 12-month period of 30 percent or more of the total voting power of Common Stock by any person, entity, or group acting together; or
•A majority of members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of appointment or election.

Each NEO is entitled to receive specified benefits in the event the NEO's employment is involuntarily terminated during the period beginning six months before and ending two years after a change in control. An involuntary termination is deemed to occur if (i) the Company terminates the employment of the NEO other than for cause, or (ii) the NEO resigns from their employment with good reason. Cause generally includes reasons such as failure to perform duties, willful misconduct, or felony convictions. Good reason generally means a material reduction in the NEO's responsibilities or authority; a material reduction in their supervisory responsibilities or authority; a material reduction in base salary, incentive compensation, or other benefits; a material breach by the Company of an agreement under which an NEO provides services; or reassignment to another geographic location more than 50 miles from the NEO's current job location.

Under the CIC Severance Plan, if a triggering event had occurred on December 31, 2023, Ms. Owen and Mr. Morris would have been entitled to receive a lump-sum severance payment equal to two and one-half times their annual compensation as of December 31, 2023. Ms. Thickens, Ms. Johnson, and Mr. Skelton would be entitled to a payment equal to two times their annual compensation as of December 31, 2023. Annual compensation includes base salary and an amount representing a target award under the annual incentive in effect for the year of termination. The CIC Severance Plan has a modified severance payment cap that limits payments to a level below the safe harbor amount provided by Tax Code Section 280G if the NEO would retain a greater after-tax amount than the after-tax amount that would be retained if the Company paid an unreduced benefit that was subject to the excise tax.

The AIP and LTIP also have change in control features. Under the AIP, in the event of a change in control (as defined in the AIP), any award earned based on actual results as of the date of the change in control will be prorated based on the number of months in the performance year elapsed as of the date of the change in control. Under the LTIP, in the event of a change in control (as defined in the LTIP), restrictions in RSU grants would be deemed to have expired upon the change in control and a prorated number of the RSUs would immediately vest, unless the RSU grants were fully assumed by the successor corporation. If the RSU grants were fully assumed, a prorated number of RSUs would immediately vest if the NEO's employment was terminated by the successor corporation for reasons other than cause within 18 months of the change in control. If a change in control were to occur, PSAs would immediately pay out on a prorated basis at the greater of target level or the level earned, based on then-current TSR ranking and then-current EPS CAGR results.

As a condition of receiving payments under the CIC Severance Plan, participants must sign a waiver of potential claims against the Company and must agree not to disclose confidential information, engage in any business in competition with the Company for a period of one and a half years for Ms. Owen and Mr. Morris and one year for all other NEOs, recruit any employee or Director of the Company for employment for a period of two years, or publicly disparage the Company.

Estimated Potential Payments Upon Termination Associated with a Change in Control

The table below illustrates the value that would have been received by NEOs if a change in control had occurred on December 31, 2023, and if, as a result, the NEO's employment had been terminated on the same date.

	Ms. Owen	Mr. Morris	Ms. Thickens	Ms. Johnson	Mr. Skelton
Severance Payment[1]	$4,021,174	$1,837,689	$1,297,157	$1,252,119	$1,033,967
Annual Incentive Plan[2]	—	—	—	—	—
Performance Shares[3]	$1,730,511	$472,947	$424,967	$471,057	$261,876
Unvested RSUs[4]	$225,434	$66,799	$54,281	$58,468	$49,781
SERP II Pension[5]	—	—	—	—	—
SERP II Defined Contribution[5]	—	—	—	—	—
Benefits[6]	$46,820	$70,423	$56,331	$46,420	$68,431
Outplacement Services[7]	$25,000	$25,000	$25,000	$25,000	$25,000
Total Payments[8]	$6,048,939	$2,472,858	$1,857,736	$1,853,064	$1,439,055
1    The values for severance payments were calculated based on December 31, 2023, base salary, target annual incentive, and the applicable severance benefit multiple of salary. Under the CIC Severance Plan, if payments constitute "excess parachute payments" within the meaning of Tax Code Section 280G, the payments would be reduced only if the NEO would receive a greater net after-tax benefit than they otherwise would receive with no reduction in payments. The amounts shown above reflect no such reductions.
2    The performance period ended on December 31, 2023. Therefore, no benefit acceleration would have occurred under this scenario.
3 Outstanding performance shares for the 2021-2023, 2022-2024, and 2023-2025 performance periods would accelerate under this scenario. Under the LTIP, if a change in control and employment termination were to occur, performance shares would be paid on a prorated basis based on the number of months that had transpired as of December 31, 2023 for each applicable three-year performance period and the award values shown reflect this proration. In this scenario, under the LTIP, performance shares would be paid using the greater of actual performance or target as of December 31, 2023. The award values shown for PSAs based on the TSR metric were calculated based on TSR performance of 107.51 percent of target for the 2021-2023 performance period, 168 percent of target for the 2022-2023 performance period, and
175.2 percent of target for the 2023-2025 performance period. The award values shown for PSAs based on the EPS CAGR metric were calculated based on EPS CAGR performance of 200 percent of target for the 2021-2023 performance period,
135 percent of target for the 2022-2024 period, and target for the 2023-2025 performance period. All PSA award values shown reflect the $61.16 closing price of Common Stock on December 29, 2023.
4    Under the LTIP, if a change in control and employment termination were to occur, unvested RSUs would vest and be payable on a prorated basis based on the number of months that had transpired between the start of the three-year vesting period and December 31, 2023 relative to the full three-year vesting period.
5    The CIC Severance Plan does not provide for any additional age or service credit for supplemental executive retirement benefits under the SERP.
6    The values for benefit payments were based on the applicable severance multiplier times the sum of (i) medical, dental, and basic group term life insurance benefit premiums, and (ii) Company contributions under the Flexible Compensation Plan.
7    The Company will pay outplacement directly to service providers up to the amount shown for the cost of outplacement services provided to the NEOs. No amount will be paid unless the NEO utilizes outplacement services within the time frame specified in the CIC Severance Plan.
8     The CIC Severance Plan provides that if payments are delayed as a result of Tax Code Section 409A, interest is required to be paid at the short-term applicable federal rate. The amounts shown exclude interest.

Estimated Potential Payments Upon Termination Due to Retirement, Disability, or Death

If NEOs were to retire, become disabled, or die, they would remain eligible to receive a prorated AIP award, based on actual year-end results. They would also be entitled to receive prorated PSAs if PSA goals are achieved at the conclusion of the applicable three-year performance period. Upon an NEO's retirement, disability, or death, the LTIP provides for immediate, accelerated vesting of RSUs, on a prorated basis.
The following table illustrates the value each NEO would have received in connection with accelerated vesting and payments triggered by a retirement, disability, or death had the event occurred on December 31, 2023.

	Ms. Owen	Mr. Morris	Ms. Thickens	Ms. Johnson	Mr. Skelton
Annual Incentive[1]	—	—	—	—	—
Performance Shares[2]	$1,667,095	$454,294	$410,050	$454,265	$251,883
Unvested RSUs[3]	$225,434	$66,799	$54,281	$58,468	$49,781
Total Payments	$1,892,529	$521,093	$464,331	$512,733	$301,664
1    Because the annual performance period ended on December 31, 2023, no acceleration of benefits would have occurred.
2    Outstanding performance shares for the performance periods 2021-2023, 2022-2024, and 2023-2025 would be earned on a prorated basis under this scenario if TSR and EPS CAGR performance goals were achieved at the conclusion of each three-year performance period. The award values shown for PSAs based on the TSR metric were calculated based on TSR performance of 107.51 percent of target for the 2021-2023 performance period, 168 percent of target for the 2022-2023 performance period, and 175.2 percent of target for the 2023-2025 performance period. The award values shown for PSAs based on the EPS CAGR metric were calculated based on EPS CAGR performance of 200 percent of target for the 2021-2023 performance period, 135 percent of target for the 2022-2024 period, and 70 percent of target for the 2023-2025 performance period. For all NEOs, PSA award values were calculated using $61.16, the closing price of Common Stock on December 29, 2023.
3    For all NEOs, the values shown reflect the $61.16 closing price of Common Stock on December 29, 2023.

CEO PAY RATIO
________________________________________________________________

Employees drive ALLETE’s success. Our compensation strategy is designed to compensate all employees appropriately and competitively. When determining employee compensation, we consider multiple factors including market data, job responsibilities, experience, performance, and internal equity.

We identified a new median employee in 2023 because there was a material change in our employee population as the result of ALLETE's acquisition of New Energy in 2022. ALLETE's median employee for 2023 was identified by computing the median annual W-2 Medicare reported wages for all employees, other than the CEO, who were employed on December 15, 2023, which was the last day of ALLETE's 2023 payroll reporting period. We did not make assumptions, adjustments, or estimates; nor did we annualize compensation for any full-time employee who was not employed for all of 2023.

We calculated the median employee's 2023 annual total compensation using the same methodology used to report the NEO's compensation in the Summary Compensation Table on page 58. The total compensation reported in column (i) of the Summary Compensation Table for Ms. Owen in 2023 is $3,574,742. This amount is 30 times that of the median employee’s 2023 total compensation of $117,937.

We believe the pay ratio disclosed above is a reasonable estimate calculated in accordance with SEC rules, based on our records and the methodology described above. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to use a variety of methodologies, to apply various assumptions, and to make reasonable estimates and exclusions. The application of various methodologies, assumptions, estimates, and exclusions may result in significant differences in the results reported by SEC reporting companies. For this reason, the CEO pay ratio reported by other companies may not be comparable to the pay ratio reported above.

PAY VERSUS PERFORMANCE
________________________________________________________________

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the following disclosure is provided regarding “compensation actually paid” for (i) ALLETE's CEO ("PEO") and (ii) ALLETE's NEOs other than the PEO on an average basis, as well as certain Company performance measures for the past four fiscal years.

Refer to our CD&A starting on page 34 for a complete description of how executive compensation relates to Company performance and how the ECHC Committee makes its compensation decisions.

(a)	(b1)	(b2)	(c1)	(c2)	(d)	(e)	(f)	(g)	(h)	(i)
							Value of Initial Fixed $100 Investment Based on:
	Summary Compensation Table Total for PEO[1] (Ms. Owen)	Summary Compensation Table Total for PEO[2] (Mr. Hodnik)	Compensation Actually Paid to PEO[1,3] (Ms. Owen)	Compensation Actually Paid to PEO [2,3] (Mr. Hodnik)	Average Summary Compensation Table Total for Non-PEO NEOs[4]	Average Compensation Actually paid Non-PEO NEOs[5]			Net Income (millions)	EPS
							TSR	Peer Company TSR[6]
2023	$3,574,742	—	$3,889,182	—	$1,165,708	$1,243,133	$89	$98	$247	$4.30
2022	$2,338,422	—	$2,466,968	—	$805,560	$741,696	$90	$111	$189	$3.38
2021	$2,578,539	—	$2,174,091	—	$924,190	$853,982	$88	$114	$169	$3.23
2020	$1,985,344	$3,312,220	$1,481,717	$1,328,953	$949,548	$685,329	$80	$99	$165	$3.18
1    Ms. Owen was elected CEO effective February 3, 2020 and has served as CEO since that date.
2    Mr. Hodnik served as CEO during the period January 1, 2020 to February 2, 2020. Mr. Hodnik served as Executive Chairman during the period February 3, 2020 to December 31, 2020. Consistent with SEC rules, we have included
Mr. Hodnik's total 2020 compensation in the columns (b2) and (c2).

3    The dollar amounts shown in the table above do not reflect the actual amount of compensation earned by or paid to Ms. Owen or Mr. Hodnik, as applicable, during the applicable year. To calculate the amounts shown in the "Compensation Actually Paid to PEO" columns (c1) and (c2), amounts were deducted from and added to, as applicable, the amount in the corresponding "Summary Compensation Table Total Compensation for PEO" columns (b1) and (b2) as shown in the following table:

	2023	2022	2021	2020
	PEO (Ms. Owen)	PEO (Ms. Owen)	PEO (Ms. Owen)	PEO (Ms. Owen)	PEO (Mr. Hodnik)
Total Compensation from Summary Compensation Table	$3,574,742	$2,338,422	$2,578,539	$1,985,344	$3,312,220
Adjustments for Pension
Amounts Reported in "Change in Pension Value" Column of Summary Compensation Table	(75,329)	—	$(385,368)	$(307,375)	$(1,766,933)
Current Year Service Cost	—	—	—	—	—
Prior Service Cost Impacting Current Year	—	—	—	—	—
Adjustments for Equity Awards(a)
Amounts Reported in "Stock Awards" Column of the Summary Compensation Table	$(963,802)	$(797,313)	$(757,908)	$(596,185)	$(414,543)
Year-end Fair Value of Unvested Awards Granted in the Current Year	$1,031,423	$839,445	$753,194	$425,474	$317,983
Year-Over-Year Difference of Year-End Fair Values for Unvested Awards Granted in Prior Years	$392,710	$(49,272)	$(18,216)	$(33,165)	$(159,667)
Fair Values at Vesting Date for Awards Granted and Vested in Current Year	—	—	—	—	—
Difference in Fair Values Between Prior Year-End Fair Values and Vesting Date Fair Values for Awards Granted in Prior Years	$(70,562)	$135,686	$3,850	$7,624	$39,893
Forfeitures During Current Year Equal to Prior Year-End Fair Value	—	—	—	—	—
Dividends or Dividend Equivalents Not Otherwise Included in the Total Compensation	—	—	—	—	—
Compensation Actually Paid (as calculated)	$3,889,182	$2,466,968	$2,174,091	$1,481,717	$1,328,953
(a) Equity valuation assumptions for calculating "compensation actually paid" are not materially different from grant date valuation assumptions.
4    Non-PEO NEOs include the following individuals for each year as shown below:
2023: Mr. Morris, Ms. Thickens, Ms. Johnson, and Mr. Skelton.
2022: Mr. Morris, Ms. Thickens, Ms. Johnson, Mr. Cutshall, and Robert J. Adams, retired Senior Vice President and former CFO.
2021: Mr. Adams, Ms. Johnson, Mr. Morris, and Ms. Thickens.
2020: Mr. Adams, Ms. Johnson, Mr. Morris, and Ms. Thickens.
5    The dollar amounts shown in the table above do not reflect the actual amount of compensation earned by or paid to Ms. Owen or Mr. Hodnik, as applicable, during the applicable year. To calculate the amounts shown in the "Average Compensation Actually Paid to Non-PEO NEOs" column (e), amounts were deducted from and added to (as applicable) the amount shown in the "Average Summary Compensation Table Total Compensation for Non-PEO NEOs" column (d) as shown in the following table:

	2023	2022	2021	2020
	Average Non-PEO NEOs	Average Non-PEO NEOs	Average Non-PEO NEOs	Average Non-PEO NEOs
Total Compensation from Summary Compensation Table	$1,165,708	$805,560	$924,190	$949,548
Adjustments for Pension
Amounts Reported in "Change in Pension Value" Column of Summary Compensation Table	(13,083)	—	$(65,409)	$(187,761)
Current Year Service Cost	—	—	—	—
Prior Service Cost Impacting Current Year	—	—	—	—
Adjustments for Equity Awards(a)
Amounts Reported in "Stock Awards" Column of Summary Compensation Table	$(241,002)	$(229,859)	$(243,621)	$(217,331)
Year-end Fair Value of Unvested Awards Granted in the Current Year	$257,892	$180,751	$242,101	$155,102
Year-Over-Year Difference of Year-End Fair Values for Unvested Awards Granted in Prior Years	$90,343	$(38,376)	$(5,467)	$(18,071)
Fair Values at Vesting Date for Awards Granted and Vested in Current Year	—	$2,625	—	—
Difference in Fair Values Between Prior Year-End Fair Values and Vesting Date Fair Values for Awards Granted in Prior Years	$(16,725)	$20,995	$2,188	$3,842
Forfeitures During Current Year Equal to Prior Year-End Fair Value	—	—	—	—
Dividends or Dividend Equivalents Not Otherwise Included in the Total Compensation	—	—	—	—
Compensation Actually Paid (as calculated)	$1,243,133	$741,696	$853,982	$685,329
(a) Equity valuation assumptions for calculating "compensation actually paid" are not materially different from grant date valuation assumptions.
6 The peer group is comprised of the companies in the Philadelphia Utility Index.

The following three graphs describe the relationship between "compensation actually paid" to the PEOs, as calculated in accordance with the SEC rules, and the average of "compensation actually paid" to the NEOs other than the PEOs, as calculated in accordance with SEC rules, and the TSR, net income, and EPS information presented in the Pay Versus Performance table on page 71.

Compensation Actually Paid and TSR
We believe that the increases in the Company's TSR over the four-year period 2020 through 2022 generally align with compensation actually paid to our PEOs and non-PEO NEOs over this same period. As described in our CD&A, a significant portion of our NEOs’ compensation is based on long-term equity-based incentives that include both performance-based PSAs and time-based RSUs. Also as discussed in our CD&A, PSAs are paid based, in part, on achievement of a relative TSR goal.

Compensation Actually Paid and Cumulative TSR

Compensation Actually Paid and Net Income
As the below chart illustrates, changes compensation actually paid for our PEOs and for our non-PEO NEOs are generally aligned with performance on net income. As discussed in our CD&A, our AIP is most heavily weighted toward financial performance measured by net income.

Compensation Actually Paid and Net Income

Compensation Actually Paid and EPS
We have identified EPS as our company-selected measure that represents, in our view, the most important additional financial measure used to link compensation actually paid to Company performance. As discussed in the CD&A, performance for PSAs is measured, in part, by EPS CAGR. The ECHC Committee selected EPS CAGR because it measures, in absolute terms, how the Company's EPS over the PSAs' three-year performance period compares to our established long-term growth objectives. As the table below shows, relative changes in compensation actually paid generally align with relative changes in the Company’s EPS over each of the last four years.

Compensation Actually Paid and EPS

Financial Performance Measures
In our assessment, the most important financial performance measures used to link compensation actually paid to our NEOs in 2023, as calculated in accordance with the SEC rules, to our performance were, in unranked order:
•TSR
•Net Income
•EPS CAGR
•Cash from Operating Activities

DIRECTOR COMPENSATION
________________________________________________________________

The ECHC Committee has primary responsibility for developing and evaluating the non-employee Director compensation program, which is then approved by the Board. The ECHC Committee reviews non-employee Director compensation annually. The ECHC Committee receives advice from its independent compensation consultant, Pearl Meyer, to help ensure that non-employee Director compensation is market-based, aligned with shareholder interests, and consistent with our compensation principles. Pearl Meyer reviews each director compensation element and total director compensation, comparing those to the director compensation of the same group of peer companies used in connection with designing ALLETE's executive compensation. See “Process for Determining Executive Compensation" section, page 39, for the list of the peer group companies. Pearl Meyer also examines director compensation data from similarly-sized companies in all industries. The ECHC Committee reviews Pearl Meyer's benchmarking report and determines whether to recommend to the Board any changes to non-employee Director compensation.

Based on its review and evaluation in October 2022, the ECHC Committee determined that compensation for non-employee Directors was below the market median. To align compensation more closely to the market median, effective January 1, 2023, the Board approved a 12.8% increase to the stock retainer ($110,000 compared to $97,500 in 2022) and a 6.2% increase to the cash retainer ($85,000 compared to $80,000 in 2022) for non-employee Directors. Additionally, to better align with benchmarking data for Lead Director compensation, the ECHC Committee reduced the additional Lead Director cash retainer from $40,000 to $25,000 and added individual committee retainers.

The following table sets forth the non-employee Director compensation earned in 2023:

Director Compensation—2023
(a)	(b)	(c)	(d)
Name[1]	Fees Earned or Paid in Cash[2]	Stock Awards[2,3]	Total
George G. Goldfarb	$107,000	$110,000	$217,000
James J. Hoolihan	$95,000	$110,000	$205,000
Madeleine W. Ludlow	$110,000	$110,000	$220,000
Charles R. Matthews	$101,667	$110,000	$211,667
Susan K. Nestegard	$140,000	$110,000	$250,000
Douglas C. Neve	$105,000	$110,000	$215,000
Barbara A. Nick	$105,000	$110,000	$215,000
Robert P. Powers	$102,500	$110,000	$212,500
Charlene A. Thomas	$105,000	$110,000	$215,000
1     Ms. Owen is not included in this table because she was an NEO and her compensation is fully discussed in the CD&A starting on page 34 and reflected in the Summary Compensation Table on page 58.
2    Mr. Matthews, Ms. Nestegard, Mr. Neve, and Mr. Powers elected to defer their 2023 stock retainer; Mr. Mathews and
Mr. Neve elected to defer their 2023 cash retainers. These amounts were deferred under the Deferral Plan II.
3    For all Directors, the amounts shown in column (c) reflect the grant date fair value of the annual stock retainer paid on
June 1, 2023. On that date, Directors each received 1,786.294 shares of Common Stock valued based on a share price of $61.58 (the five-day average closing price, including the date that is ten calendar days prior to June 1, 2023).

Employee Directors receive no additional compensation for their services as Directors. Ms. Owen received no additional compensation in 2023 for her service on the Board and her 2023 compensation is covered in detail in the CD&A starting on page 34.

Under the terms of the ALLETE Director Stock Plan, ALLETE pays each non-employee Director an annual retainer fee, a portion of which is paid in cash and a portion of which is paid in Common Stock as set forth below:

Non-Employee Director Retainers—2023
	Cash	Stock
All Directors	$85,000	$110,000
Lead Director (Additional)	$25,000	—

We also pay each non-employee Director an annual cash retainer for each committee membership and committee chair assignment as set forth below:

Non-Employee Committee Retainers—2023
	Member	Additional Chair Retainer
Audit Committee	$10,000	$12,000
Executive Compensation and Human Capital Committee	$10,000	$7,500
Corporate Governance and Nominating Committee	$10,000	$5,000

The Lead Director receives her designated cash retainer, the Director cash retainer, the Director stock retainer, and a retainer for each committee.

Director and committee retainers are prorated based on the actual term of service per year.

Directors may elect to receive all or part of the cash portions of their retainer fees in Common Stock.

The Company provides a deferral account benefit to the Directors under the terms of the Deferral Plans. On December 31, 2004, the Company froze Deferral Plan I with respect to all deferrals. Effective
January 1, 2005, the Company established Deferral Plan II to comply with Section 409A of the Tax Code. Deferral Plan II governs all cash retainers initially deferred after December 31, 2004. On
May 1, 2009, the Board amended Deferral Plan II to permit Directors to elect to defer their stock retainers.

Annually, non-employee Directors may elect to defer to a Deferral Plan II cash account some or all of their cash retainer fees. Directors can select among different investment crediting rates to apply to deferral cash account balances under the Deferral Plans. These investment options include mutual funds and similar investments. The Directors may change their investment elections at any time.

Annually, non-employee Directors also may elect to defer to a Deferral Plan II stock account some or all of their stock retainer fees. Deferred stock retainer fees are credited to a Director's stock account, which has a single investment option that mirrors the performance of our Common Stock and is credited with dividend equivalents equal to cash dividends that are declared and paid on our Common Stock.

Directors elect a date when benefit payments from their Deferral Plan I and Deferral Plan II accounts will commence and the form of benefit payment. Generally, Deferral Plan I and Deferral Plan II account benefit payments will not begin earlier than the elected commencement date. Directors may, however, request an early distribution of some or all contributions made to their Deferral Plan I account prior to January 1, 2005, subject to a 10 percent early withdrawal penalty.

Directors may not elect to receive an early withdrawal of amounts contributed to their Deferral Plan II account after January 1, 2005, except that they may request an early withdrawal in the event of an unforeseen emergency, which request is subject to the approval of the ECHC Committee.

Directors may elect to receive their Deferral Plan cash and stock account balances in the form of either a lump sum payment or annual installments over a 5-, 10-, or 15-year period, or a combination of both. A Director's Deferral Plan cash account balance will be credited or debited with notional gains or losses until the balance has been paid in full. Directors will receive dividend equivalents on their Deferral
Plan II stock account balances until paid in full.

ITEM NO. 3—RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
________________________________________________________________

The Audit Committee has selected PricewaterhouseCoopers as the Company's independent registered public accounting firm for the year 2024. PricewaterhouseCoopers has acted in this capacity since October 1963.

While the Audit Committee is responsible for the selection, retention, evaluation of independence and performance, approval of fees and retention terms, oversight, and termination (when appropriate) of the Company’s principal independent accountants, the Audit Committee and Board request that shareholders ratify the selection of PricewaterhouseCoopers as the Company's independent registered public accounting firm as a matter of good corporate practice. The Audit Committee is not required to take any action as a result of the outcome of this vote, but will take it into consideration. Even if the selection is ratified by shareholders, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

A representative of PricewaterhouseCoopers is expected to be present at the 2024 Annual Meeting. The representative will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board recommends a vote “FOR” ratifying the selection of PricewaterhouseCoopers as the Company's independent registered public accounting firm for 2024.

AUDIT COMMITTEE REPORT
________________________________________________________________

The Audit Committee is comprised of six non-employee Directors, each of whom has been determined by the Board to be “independent” under ALLETE's Corporate Governance Guidelines, and within the meaning of the rules of both the NYSE and the SEC. The Board has also determined that each member of the Audit Committee is financially literate and that Mr. Goldfarb, Mr. Matthews, and Mr. Neve are each an “audit committee financial expert” within the meaning of the SEC rules. The Audit Committee operates pursuant to a written charter. The Audit Committee charter, which was reviewed and revised in January 2024, is available on the Company's website www.allete.com/governance. The Audit Committee assists in the Board's oversight of the integrity of the Company's financial reports, compliance with legal and regulatory requirements, the qualifications and independence of the independent registered public accounting firm, both the internal and external audit processes, and internal controls over financial reporting. The Audit Committee reviews and recommends to the Board that the audited financial statements be included in the Company's annual report on Form 10-K.

During 2023, the Audit Committee met and held separate discussions with members of management and the Company's independent registered public accounting firm, PricewaterhouseCoopers, regarding certain audit activities and with the Company's Chief Audit Officer regarding the plans for and results of selected internal audits. The Audit Committee reviewed the quarterly financial statements. It reviewed with management and the independent registered public accounting firm the effectiveness of internal controls over financial reporting and the Company's compliance with laws and regulations.

The Audit Committee received and reviewed the written disclosures and letters from PricewaterhouseCoopers specified by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence and discussed the firm's independence with the independent registered public accounting firm. The Audit Committee has received written material addressing PricewaterhouseCoopers' internal quality control procedures and other matters, as required by the NYSE listing standards.

The Audit Committee has: (i) reviewed and discussed the Company's Consolidated Financial Statements for the year ended December 31, 2023, with the Company's management and with the Company's independent registered public accounting firm; (ii) met with management to discuss all quarterly and annual financial reports prior to their issuance and to discuss significant accounting issues and management judgments; and (iii) discussed with the Company's independent registered public accounting firm the matters required to be discussed under the rules adopted by the PCAOB. Management represented to the Audit Committee that the Company's Consolidated Financial Statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Based on the above-mentioned review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in ALLETE's Form 10-K for the year ended December 31, 2023.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has pre-approval policies and procedures related to the provision of audit and non-audit services by the independent registered public accounting firm. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by the independent registered public accounting firm and the estimated fees related to these services. During the pre-approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the independent registered public accounting firm. The services and fees must be deemed compatible with the maintenance of the independence of the independent registered public accounting firm, including compliance with the SEC's rules and regulations.

The Audit Committee will, as necessary, consider and, if appropriate, pre-approve the provision of additional audit and non-audit services by the independent registered public accounting firm that were not encompassed by the Audit Committee's annual pre-approval and that are not prohibited by law. The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve, on a case-by-case basis, these additional audit and non-audit services, provided that the Chair shall promptly report any decisions to pre-approve such services to the Audit Committee.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers for the audit of the Company's annual financial statements for the years ended December 31, 2023 and December 31, 2022, and fees billed for other services rendered by PricewaterhouseCoopers during those periods. All audit and non-audit services and fees for 2023 and 2022 were pre-approved by the Audit Committee. The Company has considered and determined that the provision of the non-audit services noted below is compatible with maintaining PricewaterhouseCoopers' independence.

	2023	2022
Audit Fees[1]	$2,564,700	$2,519,500
Audit-Related Fees	—	—
Tax Fees[2]	85,850	111,100
All Other Fees[3]	27,900	2,900
Total	$2,678,450	$2,633,500
1    Audit fees were incurred in connection with audit work performed on the integrated audit of the Consolidated Financial Statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to perform, such as required regulatory audits, subsidiary audits, accounting consultations, and services in connection with securities offerings.
2    Tax fees consisted primarily of tax compliance services.
3    Other fees consisted of license fees for accounting research software and training services.

March 28, 2024

Audit Committee

George G. Goldfarb, Chair
Susan K. Nestegard, ex officio
Charles R. Matthews
Douglas C. Neve
Barbara A. Nick
Charlene A. Thomas

OTHER BUSINESS ________________________________________________________________

The Board knows of no other business to be presented at the 2024 Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy form to vote the Common Stock represented thereby pursuant to the proxies in accordance with their judgment in such matters.

All shareholders are respectfully asked to vote their proxies so that the necessary vote may be present at the Annual Meeting.

Shareholder Proposals for the 2025 Annual Meeting

All proposals from shareholders to be considered for inclusion in the Proxy Statement relating to the Annual Meeting scheduled for May 13, 2025, must be received by the Corporate Secretary of ALLETE at
30 West Superior Street, Duluth, MN 55802-2093 not later than November 28, 2024. The Company's Bylaws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have delivered timely notice to the Company's Corporate Secretary. To be timely, advance notice for business to be brought before an Annual Meeting generally must be received not less than 90 days nor more than 120 days prior to the anniversary of the immediately preceding Annual Meeting. Therefore, for the Annual Meeting scheduled for May 13, 2025, ALLETE must receive a shareholder's notice between January 14, 2025 and February 13, 2025. A shareholder's notice must also comply with the informational and other requirements set forth in the Company's Bylaws. In addition to the information and other requirements in the Company's Bylaws, as noted in the prior sentence, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company's nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 15, 2025. The persons to be named as proxies in the proxy card relating to the 2025 Annual Meeting may have the discretion to vote their proxies in accordance with their judgment on any matter as to which ALLETE did not have notice in accordance with the advance notice provisions in the Company's Bylaws, without discussion of such matter in the Proxy Statement relating to the 2025 Annual Meeting.

                    By order of the Board of Directors,

/s/ Margaret A. Thickens
    Margaret A. Thickens
    Vice President, Chief Legal Officer, and Corporate Secretary

                    March 28, 2024
                    Duluth, Minnesota

ALLETE, INC.
30 W. SUPERIOR STREET
DULUTH, MN 55802

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 13, 2024 for shares held directly and by 11:59 p.m. Eastern Time on May 9, 2024 for shares held in the RSOP Plan. Have your proxy card available when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ALE2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 13, 2024 for shares held directly or by 11:59 p.m. Eastern Time on May 9, 2024 for shares held in the RSOP Plan. Have your proxy card available when you call and follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V36466-P01953

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

ALLETE, INC.

The Board of Directors recommends you vote FOR each of the following nominees:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Bethany M. Owen	☐	☐	☐
1b. Susan K. Nestegard	☐	☐	☐
1c. George G. Goldfarb	☐	☐	☐
1d. James J. Hoolihan	☐	☐	☐
1e. Madeleine W. Ludlow	☐	☐	☐
1f. Charles R. Matthews	☐	☐	☐
1g. Douglas C. Neve	☐	☐	☐
1h. Barbara A. Nick	☐	☐	☐
1i. Robert P. Powers	☐	☐	☐
1j. Charlene A. Thomas	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
2. Advisory vote to approve executive compensation.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
3. Ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for 2024.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 14, 2024:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V36467-P01953

ALLETE, INC.
Annual Meeting of Shareholders
May 14, 2024 10:30 a.m. Central Daylight Time
This proxy is solicited by the Board of Directors.

The shareholder(s) hereby appoint(s) Bethany M. Owen, and Margaret A. Thickens, or either of them, with power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ALLETE, INC. that the shareholder(s) are entitled to vote at the Annual Meeting of Shareholder(s) to be held virtually at www.virtualshareholdermeeting.com/ALE2024 on May 14, 2024, at 10:30 a.m. Central Daylight Time, and any adjournment or postponement thereof.

This proxy confers authority to vote each proposal listed on the other side unless otherwise indicated. If no choice is specified, the proxy will be voted FOR each nominee in Item 1, FOR Item 2, and FOR Item 3. If any other business is transacted at said meeting, this proxy shall be voted in the discretion of the proxies. This proxy is solicited on behalf of ALLETE, Inc., and may be revoked prior to its exercise.

Please complete, sign, date, and return this Proxy Card using the enclosed envelope. Alternatively, authorize the above-named proxies to vote the shares represented on this Proxy Card online or by phone as described on the reverse side. If you vote your Proxy by Internet or by phone, you do NOT need to mail back your Proxy Card.

Continued and to be signed on reverse side